Exhibit 10.1

CREDIT AGREEMENT
dated as of September 28, 2018

among

TELLURIAN PRODUCTION HOLDINGS LLC,
as Borrower,

the Lenders party hereto,

GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent

and

J. ARON & COMPANY LLC,
as Collateral Agent

________________________________________________________
$60,000,000 Senior Secured Term Loan
________________________________________________________

i

APPENDICES, EXHIBITS AND SCHEDULES

APPENDICES:	A	Commitments
	B	Notice Addresses

EXHIBITS:	A	Form of APOD
	B	Form of Closing Date Certificate
	C	Form of Compliance Certificate
	D	Form of Loan Request
	E	Form of Direction Letters
	F	Form of Note
	G	Form of Solvency Certificate
	H	Form of Assignment Agreement
	I-1	Form of U.S. Tax Compliance Certificate
	I-2	Form of U.S. Tax Compliance Certificate
	I-3	Form of U.S. Tax Compliance Certificate
	I-4	Form of U.S. Tax Compliance Certificate
	J	Form of Return Certificate
	K	Form of Annual Budget

SCHEDULES:	6.3	Organizational Matters
	6.11(b)	Oil and Gas Properties
	6.11(d)	Marketing Arrangements
	6.11(g)	Preferential Rights
	6.21	Environmental Matters
	6.22	Intellectual Property
	6.3	Material Contracts
	6.31	Hedging Transactions
	6.32	ERISA Matters
	6.33	Names and Places of Business
	8.6	Existing Investments

v

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”), dated as of September 28, 2018, is entered into by and among TELLURIAN PRODUCTION HOLDINGS LLC, a Delaware limited liability company (“Borrower”), the Lenders (defined below) from time to time party hereto, GOLDMAN SACHS LENDING PARTNERS LLC, as the administrative agent (in such capacity, including any successors or assigns in such capacity, “Administrative Agent”), and J. ARON & COMPANY LLC, as the collateral agent (in such capacity, including any successors or assigns in such capacity, “Collateral Agent”).
RECITALS
WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
WHEREAS, Borrower has requested that the Lenders extend credit to Borrower as described in this Agreement; and
WHEREAS, subject to the terms and conditions set forth more fully herein, the Lenders have agreed to make such loans to Borrower, the proceeds of which will be used for, among other things, expenditures pursuant to the Approved Plan of Development.
NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Article 1

DEFINITIONS
Section 1.1    Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
“Acceptable Commodity Hedging Transaction” means a Commodity Hedging Transaction meeting each of the following criteria unless a variation therefrom is consented to in writing by the Required Lenders:
(a)    Such Commodity Hedging Transaction is entered into in compliance with all provisions of this Agreement, including Section 8.18; and
(b)    The counterparty thereto is an Approved Commodity Swap Counterparty.
“Account” means an account, as defined in the UCC.
“Acquisition” has the meaning assigned to it in the definition of “Permitted Acquisition.”
“Adjusted LIBOR” means, for any Interest Period, as applicable, a rate per annum equal to (i) LIBOR for such Interest Period as of the LIBOR Determination Date, divided by (ii) one minus the Statutory Reserve Rate.
“Administrative Agent” has the meaning set forth in the preamble hereto.
“Advance Payment” has the meaning set forth in the definition of “Advance Payment Contract”.
“Advance Payment Contract” means any take-or-pay or similar contract whereby a Credit Party agrees to accept a defined payment (whether at the time the contract is entered into or in the future) as payment-in-full for the purchase of present or future production of Hydrocarbons from any Oil and Gas Properties (each, an “Advance Payment”), and to deliver such Hydrocarbons at some future time without then or thereafter receiving full payment therefor at the prevailing market price for such Hydrocarbons as of the date of delivery thereof.
“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of a Credit Party) at Law or in equity, or before or by any Governmental Authority, domestic or foreign (including in respect of any Environmental Claim), whether pending or, to the knowledge of Borrower, threatened against or affecting a Credit Party or any property of a Credit Party.
“Affected Loans” has the meaning set forth in Section 3.1(b).
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or

(ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary in this definition, neither Total S.A. nor any of its Subsidiaries shall be considered an Affiliate of the Credit Parties.
“Affiliate Production Sale Agreement” means that certain Base Contract for Sale and Purchase of Nature Gas, dated December 14, 2017, between Tellurian Supply & Trade LLC, as Party A, and Tellurian Production LLC, as Party B, as in effect on the date of this Agreement, but excluding any confirmations or transactions entered into thereunder.
“Affiliate Production Sale Agreement Consent” means a Consent and Agreement executed by Tellurian Supply & Trade LLC in favor of Collateral Agent in form and substance reasonably satisfactory to Administrative Agent.
“Agent” means each of Administrative Agent and Collateral Agent.
“Aggregate Amounts Due” has the meaning set forth in Section 2.8.
“Agreement” has the meaning set forth in the introductory paragraph hereto, and includes all schedules, exhibits and appendices attached or otherwise identified therewith, and all amendments, restatements, supplements or modifications to or of this Agreement from time to time.
“APOD Completion Date” means the date on which the Approved Plan of Development is completed as reasonably determined by Administrative Agent.
“Applicable Margin” means (a) for the period from and including the Closing Date through and including September 28, 2019, 5.00% per annum; (b) for the period from and including September 29, 2019 through and including September 29, 2020, 7.00% per annum; and (c) from and after September 30, 2020, 8.00% per annum.
“Applicable Rate” means Adjusted LIBOR plus the Applicable Margin; provided, however, that if any Loans ever bear interest by reference to the Base Rate due to the application of the provisions of Section 3.1, then the Applicable Rate with respect to such Loans shall mean the Base Rate plus the Applicable Margin.
“Approved Commodity Swap Counterparty” means (a) any Lender Hedge Counterparty, and (b) any Person, or whose guarantor is a Person, whose senior unsecured long-term debt obligations or corporate credit rating or issuer rating (not supported by third-party enhancement), at the time such Person enters into the applicable Commodity Hedging Transaction, are rated BBB or higher by S&P and Baa2 or higher by Moody’s.
“Approved Plan of Development” or “APOD” means Borrower’s written plan of development with respect to drilling and completion and workovers with respect to the Oil and Gas Properties, substantially in the form attached hereto as Exhibit A, and as such plan is amended, supplemented or restated by the Borrower from time to time with the consent of Administrative Agent and the Required Lenders (given or withheld in each such Person’s commercially reasonable discretion); provided that no such consent shall be required for amendments, modifications or supplements to the extent, but only to the extent, that any such amendments, modifications or supplements (a) either (i) are administrative or ministerial in nature, or (ii) would make non-material amendments to the timing for the completion of any such development (other than an amendment extending the timing of the substantial completion of the Approved Plan of Development), and (b) do not increase the aggregate permitted budgeted Permitted Expenditures of the Credit Parties under such written plan.
“ASC 825” means the Accounting Standards Codification No. 825 (Financial Instruments), as issued by the Financial Accounting Standards Board, as amended.
“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit H, with such amendments or modifications as may be approved by Administrative Agent and Borrower.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Prime Rate for such day or (b) the sum of the Federal Funds Rate for such day plus one half of one percent (0.5%). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.
“Base Rate Portion” means each Portion bearing interest based on the Base Rate.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.
“Beneficial Ownership Certification” means a certificate regarding beneficial ownership as required by the Beneficial Ownership Regulation, in a form as agreed to by the Administrative Agent.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“Borrower” means the Person identified as such in the introductory paragraph hereto.
“BTU” means British thermal unit.
“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by Law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR or any LIBOR

Portion, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Capital Expenditures” means all liabilities incurred or expenditures made by the Credit Parties for the acquisition of fixed assets, or any improvements, replacement, substitutions or additions thereto with a useful life of more than one year, each to the extent required to be capitalized in accordance with GAAP.
“Capitalized Lease Obligation” means, with respect to any Person, the amount of Debt under a lease of Property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.
“Change in Law” has the meaning set forth in Section 3.2(a).
“Change of Control” means an event or series of events by which:
(a)    the Parent Guarantor fails to directly or indirectly own 100% of the Equity Interests of Borrower, unless such failure is the result of a Permitted Equity Transaction; or
(b)    on or after the Closing Date, any Person or “group” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of the Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Guarantor.
“Closing Date” means the first date all the conditions precedent in Section 5.1 are satisfied or waived in accordance with Section 12.12.
“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit B.
“Code” means the Internal Revenue Code of 1986, and any successor statute.
“Collateral” means all of the Property of the Credit Parties described as collateral in the Security Documents, including, among other things, the Mortgaged Properties and any other Property which may now or hereafter secure the Secured Obligations or any part thereof.
“Collateral Agent” has the meaning set forth in the preamble hereto.
“Collateral Questionnaire” means a certificate in form satisfactory to Administrative Agent that provides information with respect to the personal or mixed property of the Credit Parties and the Equity Interests in the Credit Parties.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan hereunder. The amount of each Lender’s Commitment is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments as of the Closing Date is $60,000,000.
“Commodity Hedging Transaction” means any swap transaction, cap, floor, collar, exchange transaction, forward transaction (including Advance Payment Contracts) or other exchange or protection transaction relating to Hydrocarbons, or any option with respect to any such transaction, whether physically- or financially-settled.
“Communications” means all information, documents and other materials that any Credit Party is obligated to furnish to either Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (b) provides notice of any Default under this Agreement or any other Loan Document or (c) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder.
“Compliance Certificate” means a certificate, substantially in the form of Exhibit C, or in any other form agreed to by Borrower and Administrative Agent, prepared by and certified by the chief executive officer, president, the chief financial officer, treasurer or other senior financial officer of Borrower.
“Confidential Information” has the meaning set forth in Section 12.22.
“Constituent Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership or certificate of formation, as applicable, and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization, operating agreement, regulations and/or other organizational and governance documents and agreements; and (g) in the case of any other entity, its organizational and governance documents and agreements.
“Control Agreement” means a control agreement among a Credit Party, Collateral Agent, and a bank or securities intermediary, pursuant to which a Deposit Account or Securities Account, respectively, is subject to the control of Collateral Agent, in form and substance satisfactory to Administrative Agent, which perfects a First Priority security interest in such account in favor of Collateral Agent, for the benefit of the Secured Parties.
“Controlled Account” means a Deposit Account or Securities Account of a Credit Party which is subject to a Control Agreement.
“Credit Party” means, collectively, Borrower and each Subsidiary Guarantor.
“Credit Party Guaranty Agreement” means the Guaranty Agreement made by the Credit Parties (other than Borrower) in favor of Collateral Agent for the benefit of the Secured Parties.
“Credit Party Materials” has the meaning set forth in Section 11.9(a).
“Debt” means, of any Person as of any date of determination (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days; (d) all Capitalized Lease Obligations of such Person; (e) all Debt (as defined in the other clauses of this definition) of others Guaranteed by such Person (directly or indirectly, and contingent or otherwise) or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such Guarantee or assurance against loss; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person, to the extent of the lesser of (i) the amount of such Debt and (ii) the fair market value (as determined by the Borrower in good faith) of the property of such Person securing such Debt; (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person; (h) any repurchase obligation or liability of a Person with respect to Accounts, chattel paper or notes receivable sold by such Person; (i) any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation; (j) any obligations under synthetic leases; (k) any obligation arising with respect to any other transaction that is the functional equivalent of a loan but which does not constitute a liability on the balance sheets of a Person; (1) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (m) all liabilities of such Person in respect of unfunded vested benefits under any Employee Benefit Plan; (n) all net Hedge Obligations of such Person, valued at the Hedge Termination Value thereof (provided that any net positive Hedge Obligations that would be owed to such Person will not be included in calculating Debt of such Person ; provided, further, that for purposes of determining “net positive”, a transaction shall be treated as nettable to the extent that it is entered into under an industry standard agreement (including an ISDA Master Agreement, EEI Master Purchase and Sale Agreement or a long form confirmation incorporating an industry standard master agreement by reference) that provides such Person with the right to net transactions in respect of which agreement such Person has a reasonable basis to believe that such netting terms would be enforceable against the counterparty even in the event of a bankruptcy or insolvency of such counterparty); (o) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (p) all Disqualified Equity Interests. Without duplication, Debt of Borrower includes all Exposure hereunder and Debt of any Credit Party includes any outstanding obligations of such Credit Party under any Advance Payment Contracts.
For all purposes, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.
“Debtor Relief Laws” means Title 11 of the United States Code, as now or hereafter in effect, or any other applicable Law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, assignment for the benefit of creditors, moratorium, arrangement or composition, extension or adjustment of debts, or similar Laws affecting the rights of creditors.
“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.
“Default Interest Rate” means a rate equal to the Applicable Rate plus two percent (2%) per annum; provided, however, in no event shall the Default Interest Rate exceed the Maximum Rate.
“Defensible Title” means title, although not constituting perfect, merchantable or marketable title, that (a) entitles the applicable Person to receive and retain without suspension, reduction or termination, throughout the duration of any lease or the productive life of any well (in each case after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons), not less than the net revenue interest share reflected in the most recently delivered Reserve Report of all Hydrocarbons produced, saved and marketed from such well, except for decreases (i) in connection with those operations in which a Credit Party elects to be a non-consenting party which (x) are reflected in the net revenue interest shown in such Reserve Report or (y) are not reflected in the net revenue interest shown in such Reserve Report, but have been reflected in the net revenue interest shown in any Return Certificate delivered for such well subsequent to such Reserve Report and will be reflected in the next Reserve Report required to be delivered and any future Return Certificate delivered for such well, (ii) resulting from the establishment or amendment of pools or units which (x) are reflected in the net revenue interest shown in such Reserve Report or (y) are not reflected in the net revenue interest shown in such Reserve Report, but have been reflected in the net revenue interest shown in any Return Certificate delivered for such well subsequent to such Reserve Report and will be reflected in the next Reserve Report required to be delivered and any future Return Certificate delivered for such well, (iii) required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries up to a maximum of $250,000 in value, and (iv) other decreases which (x) if existing as of the effective date of such Reserve Report, are disclosed in the net revenue interest shown in such Reserve Report or (y) if not existing as of the effective date of such Reserve Report, have been disclosed in the net revenue interest shown in any Return Certificate delivered for such well subsequent to such Reserve Report and will be disclosed in the net revenue interest shown in the next Reserve Report required to be delivered and any future Return Certificate delivered for such well; (b) obligates such Person to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any lease or well not greater than the “Working Interest” reflected in such Reserve Report without increase throughout the duration of such lease or well, unless such greater working interests (i) is accompanied by a proportionate increase in such Person’s net revenue interest for such lease or related well, (ii) results from contribution requirements with respect to defaulting co-owners under applicable operating agreements, which are accompanied by a proportionate increase in such Person’s net revenue interest for such lease or related well, and (iii) results from a matter declared in such Reserve Report and approved by the Administrative Agent after satisfactory title due diligence; and (c) is free and clear of all Liens other than Permitted Liens.
“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.
“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
“Deposit Account” has the meaning given to such term in the Pledge and Security Agreement.
“Direction Letters” means letters substantially in the form of Exhibit E.
“Disposition” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of any interest in all or any Property (including any Oil and Gas Property), whether now owned or hereafter acquired, leased or licensed, other than inventory or other assets sold, leased or licensed out or otherwise disposed of in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), and each of “Dispose” and “Disposed” has the correlative meaning thereto.
“Disqualified Equity Interests” means any Equity Interest that (a) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date (the “Specified Date”) that is one year after the earlier of (x) the Maturity Date, and (y) the Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or other Debt or (ii) any Equity Interest referred to in clause (a) above, in each case at any time on or prior to the Specified Date, (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) requires cash dividend payments prior to the Specified Date, (e) other than with respect to common equity, does not provide that any claims of any holder of such Equity Interest may have against Borrower or any other Credit Party (including any claims as judgment creditor or other creditor in respect of claims for the breach of any covenant contained therein) shall be fully subordinated (including a full remedy bar) to the Obligations in a manner reasonably satisfactory to Administrative Agent, or (f) provides the holders of such Equity Interest with any rights to receive any cash upon the occurrence of a change of control prior to the Specified Date, unless the rights to receive such cash are contingent upon the Obligations being irrevocably paid in full.
“Disqualified Institution” means any Person designated by Borrower as a “Disqualified Institution” by written notice delivered to Administrative Agent on or prior to the Closing Date; provided, that “Disqualified Institutions” shall exclude any Person that Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to Administrative Agent from time to time.
“Dollars” and “$” mean lawful money of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D of the Securities Act) and which extends credit or buys loans as one of its businesses; provided that no Credit Party, any Affiliate of any Credit Party or any Disqualified Institution shall, in any event, be an Eligible Assignee.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, any Credit Party or any of its ERISA Affiliates.
“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any actual or alleged Hazardous Materials Activity regulated by Environmental Laws or for which liability can arise pursuant to any Environmental

Law; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Laws” means any and all applicable foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) wetlands protection or the protection of human, plant or animal health or welfare, in any manner applicable to any Credit Party or any of its Property.
“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.
“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Credit Party shall continue to be considered an ERISA Affiliate of such Credit Party within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Credit Party and with respect to liabilities arising after such period for which such Credit Party could be liable under the Code or ERISA.
“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the PBGC or the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA or to appoint a trustee to administer any Pension Plan under Section 4042(b) of ERISA; (iv) the withdrawal by any Credit Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to a Credit Party or any of its Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the imposition of liability on a Credit Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vi) the withdrawal of a Credit Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by a Credit Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (vii) the occurrence of an act or omission which would reasonably be expected to give rise to the imposition on a Credit Party or any of its ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (I), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against a Credit Party or any of its ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (x) the imposition of a Lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning set forth in Section 10.1.
“Excess Returned Amount” has the meaning set forth in the definition of “Return Certificate”.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.4) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.3(h) and (d) any withholding Taxes imposed under FATCA.
“Exposure” means the aggregate principal amount at such time of outstanding Loans.
“Farmout” means an arrangement pursuant to any agreement whereby the owner(s) of one or more oil, gas and/or mineral leases or other oil and natural gas working interests with respect to any property from which production of Hydrocarbons is sought agrees to transfer or assign an interest in such property to one or more Persons in exchange for (a) drilling, or participating in, the cost of the drilling of (or agreeing to do so) one or more wells, or undertaking other exploration or development activities or participating in the cost of such activities, in an attempt to obtain production of Hydrocarbons from such property, or (b) obtaining production of Hydrocarbons from such property or participating in the costs of obtaining such production.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on the next succeeding Business Day referred to in the foregoing clause (a), the Federal Funds Rate for such day shall be the average rate charged to each Lender or any Affiliate of such Lender on such day on such transactions as determined by Administrative Agent.
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document or other Loan Document, that such Lien has first priority over all other Liens to which such Collateral is subject, other than Permitted Liens.
“Funds Flow” means the funds flow attached as Exhibit A to the Loan Request delivered by Borrower to Administrative Agent prior to the Closing Date.
“GAAP” means, subject to the provisions of Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof; provided that allocations of corporate overhead and certain general and administrative expenses to the Credit Parties shall be excluded from their expenses.
“Gas Balancing Agreement” means any agreement or arrangement whereby a Credit Party, or any other party owning an interest in any Hydrocarbons to be produced from Oil and Gas Property in which a Credit Party owns an interest, has a right to take more than its proportionate share of production therefrom.
“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, tribal body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Gross Receipts” has the meaning set forth in Section 2.2(c).
“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, that is (a) an obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; or (b) a liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, capital contributions, the purchase of Equity Interests or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (b), the primary purpose or intent thereof is as described in clause (a) above. “Guaranteed” shall have a correlative meaning.
“Guarantor” means the Parent Guarantor and each Credit Party.
“Guaranty” means the guaranty of each Guarantor set forth in a Guaranty Agreement.
“Guaranty Agreement” means (a) the Parent Guaranty, and (b) the Credit Party Guaranty Agreement.
“Hazardous Material” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Property or to the indoor or outdoor environment.
“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Hedge Obligations” means, at any time with respect to any Person, all indebtedness, liabilities, and obligations of such Person under or in connection with any Hedging Transaction, whether actual or contingent, due or to become due and existing or arising from time to time.
“Hedge Termination Value” means, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and settlement amounts, early termination amounts or termination value(s) determined in accordance therewith, such settlement amounts, early termination amounts or termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging

Transactions, as determined based upon one or more commercially reasonable mid-market or other readily available quotations provided by any dealer which is a party to such Hedging Transactions or any other recognized dealer in such Hedging Transactions (which may include a Lender or an Affiliate of such Lender).
“Hedging Transaction” means, collectively, any agreement or arrangement (including a Master Agreement) providing for (i) a Commodity Hedging Transaction, a Rate Management Transaction or any other transaction with respect to any swap, forward, future or derivative transaction or option or similar transaction, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions or (ii) any transaction of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”).
“Hedging Transaction Date” has the meaning set forth in Section 7.15(a).
“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products and other substances derived therefrom or the processing thereof, including natural gas liquids, and all other minerals and substances produced in conjunction with such substances, including, sulfur, geothermal steam, water, carbon dioxide, helium and any and all minerals, ores or substances of value and the products and proceeds therefrom.
“Immaterial Acquisition” shall mean any Acquisition that, when combined with all other Immaterial Acquisitions made during the fiscal quarter in which such Acquisition occurs, involves consideration that does not exceed $2,000,000 in the aggregate; provided that from and after the date that the aggregate amount of all Immaterial Acquisitions during a fiscal quarter exceeds $2,000,000 (calculated based on consideration), all subsequent Acquisitions (regardless of the amount of consideration involved) during such fiscal quarter shall not be considered Immaterial Acquisitions unless the Credit Parties exercise the Immaterial Acquisition Basket Re-Set Right.
“Immaterial Acquisition Basket Re-Set Right” has the meaning set forth in Section 7.13(c).
“Indemnified Liabilities” means, collectively, any and all liabilities (including Environmental Liabilities), obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements (including the reasonable and documented out-of-pocket fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable and documented out-of-pocket fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the use or intended use of the proceeds thereof), or as a result of any Governmental Act, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Loan Documents, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of any Guaranty Agreement); (ii) the Letter Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Credit Party or any of its Affiliates; provided, however, that Indemnified Liabilities shall not include any Taxes or any costs attributable to Taxes, which shall be governed by Section 3.3, other than Taxes that represent losses, claims or damages arising from any non-Tax claim.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 12.3(a).
“Indemnitee Agent Party” has the meaning set forth in Section 11.6.
“Independent Engineer” means (a) Netherland, Sewell & Associates, Inc., (b) W. D. Van Gonten & Co., (c) Ryder Scott Company, L.P., (d) DeGolyer & MacNaughton and (e) any other third-party engineering firm acceptable to Administrative Agent in its sole discretion.
“Initial Reserve Report” means the Reserve Report dated January 26, 2018 prepared by Netherland, Sewell & Associates, Inc.
“Intellectual Property” means all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and other types of intellectual property, in whatever form, now owned or hereafter acquired.
“Intercreditor Agreement” means the Intercreditor Agreement dated as of September 28, 2018, by and among Administrative Agent, Collateral Agent, the Credit Parties, and any Lender Hedge Counterparties, as amended, restated or otherwise modified from time to time in accordance with the terms hereof and thereof.
“Interest Payment Date” means (a) with respect to any Base Rate Portion, (i) the last day of each quarter, commencing on the first such date to occur after the Closing Date, and (ii) the Maturity Date; and (b) with respect to any LIBOR Portion, (i) the last day of each Interest Period applicable to such LIBOR Portion, and (ii) the Maturity Date.
“Interest Period” means, with respect to any LIBOR Portion, the three-month period commencing on (i) the date such Loan is made or (ii) the first day following the last day of any then-existing Interest Period, and ending on the numerically corresponding day in the calendar month that is three (3) months thereafter; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a LIBOR Portion that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. On the first day following the last day of each Interest Period, a new Interest Period shall automatically commence with respect to the Outstanding Amount, unless an event described in Section 3.1(a) or Section 3.1(b) occurred which results in Loans bearing interest by reference to the Base Rate.
“Interest Rate” means the rate equal to the lesser of (a) the Maximum Rate and (b) the Applicable Rate.
“Interim Report” has the meaning set forth in Section 7.1(o)(i).
“Internal Report” has the meaning set forth in Section 7.1(o)(i).
“IRR” means internal rate of return, expressed as an annual percentage rate.
“IRR Requirement” means, at the time of any Return Certificate with respect to any applicable well, (i) with respect to a well operated by a Credit Party, the IRR is at least 25% based on prevailing forward curves for NYMEX and basis differentials provided by Administrative Agent with an “as of” date two (2) Business Days prior to the delivery of such Return Certificate and (ii) with respect to the Credit Parties’ participation in a well not operated by the Credit Parties, the IRR is at least 20% based on prevailing forward curves for NYMEX and basis differentials provided by Administrative Agent with an “as of” date two (2) Business Days prior to the delivery of such Return Certificate.
“IRS” means the U.S. Internal Revenue Service.
“J. Aron” means J. Aron & Company LLC.
“J. Aron ISDA” means that certain 2002 ISDA Master Agreement, dated as of September 28, 2018, by and between J. Aron and Borrower, together with the Schedule thereto, each dated as of September 28, 2018, all other schedules, exhibits, annexes and appendixes thereto, and all confirmations thereunder, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Lease Operating Statement” means a report in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders prepared by Borrower covering each of the Proved Oil and Gas Properties of the Credit Parties and detailing on a monthly basis the Hydrocarbon production volumes, revenues, associated lease operating expenses, taxes and other expenses for such Proved Oil and Gas Properties in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders.
“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.
“Lender Hedge Counterparty” means (x) J. Aron or (y) any other counterparty to a Hedging Transaction with any Credit Party that is a Lender or any Affiliate of a Lender at the time such Hedging Transaction is entered into; provided, that such counterparty shall have executed and delivered to Administrative Agent the Intercreditor Agreement (or a joinder thereto).

“Letter Agreement” means the separate letter agreement dated as of the Closing Date between Borrower and Administrative Agent with respect to fees payable to the Administrative Agent and the Lenders in connection with this Agreement and the transactions contemplated hereby, as from time to time supplemented, amended or restated and all replacements thereof.
“LIBOR” means, subject to the implementation of a Replacement Rate in accordance with Section 3.1(a)(ii), with respect to each LIBOR Determination Date for an Interest Period, the rate per annum equal to the rate determined by Administrative Agent to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such Interest Period in Dollars displayed on the ICE LIBOR USD page of the Reuters Screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, determined as of approximately 11:00 a.m. (London, England time) on such LIBOR Determination Date. If the rate referenced in the preceding sentence is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by JP Morgan Chase Bank N.A. for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the amount of the applicable Loan of each Lender for which LIBOR is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such LIBOR Determination Date. If the rates referenced in the two (2) preceding sentences are not available, then LIBOR for the relevant Interest Period will be determined by such alternate method as is reasonably selected by Administrative Agent. Notwithstanding the foregoing, (a) if LIBOR calculated pursuant to the foregoing or the Replacement Rate for any Interest Period would otherwise be less than 1.00%, then LIBOR or the Replacement Rate for such Interest Period shall be equal to 1.00%; (b) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 3.1(a)(ii), in the event that a Replacement Rate with respect to LIBOR is implemented then all references herein to LIBOR shall be deemed references to such Replacement Rate; and (c) each calculation by Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.
“LIBOR Determination Date” means a day that is two (2) Business Days prior to the beginning of the relevant Interest Period or prior to the applicable date, as applicable.
“LIBOR Portion” means each Portion bearing interest based on the Adjusted LIBOR.
“Lien” means, as to any Property of any Person, (a) any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, collateral assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of Law, or otherwise, affecting such Property, (b) production payments and the like payable out of such Property, and (c) the signing or filing of a financing statement which names the Person as debtor or the signing of any security agreement, or the signing of any document authorizing a secured party to file any financing statement which names such Person as debtor.
“Loan” means a loan made by a Lender pursuant to Section 2.1.
“Loan Documents” means this Agreement, the Notes, the Letter Agreement, each Guaranty Agreement, the Affiliate Production Sale Agreement Consent, the Intercreditor Agreement, the Security Documents and all other security agreements, deeds of trust, assignments, guaranties, and other instruments, documents, or agreements executed and delivered pursuant to or in connection with any of the foregoing.
“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender.

“Loan Request” means a written request, substantially in the form of Exhibit D, properly completed and signed by Borrower, requesting the making of the Loans.
“Loss” has the meaning set forth in Section 7.5(c).
“Margin Balance” means, as of the Closing Date, the Initial Margin Balance (as defined in Section 2.1(d)), and thereafter from time to time, the Initial Margin Balance, less all amounts returned to Borrower pursuant to Section 2.2(b) and all reductions thereto pursuant to Section 2.2(b).
“Master Agreement” has the meaning set forth in the definition of “Hedging Transaction”.
“Material Adverse Event” means any act, event, condition, or circumstance which materially and adversely affects (a) the operations, business, assets, Property, liabilities (actual or contingent) or financial condition of the Parent Guarantor, Borrower, or the Credit Parties taken as a whole; (b) the ability of any Credit Party or the Parent Guarantor to perform its obligations under any Loan Document to which it is a party; (c) the legality, validity, binding effect or enforceability against any Credit Party or the Parent Guarantor of any Loan Document to which it is a party, or (d) the rights, remedies and benefits available to, or conferred upon, Administrative Agent, Collateral Agent or any other Secured Party under any Loan Document.
“Material Contract” has the meaning set forth in Section 6.30.
“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which any Credit Party is a party or by which any Oil and Gas Property of any Credit Party is bound, net gas imbalance liabilities of the Credit Parties, considered individually or in the aggregate, in excess of $100,000. Gas imbalances will be determined based on Gas Balancing Agreements, with respect to wellhead imbalances, or gas purchase or transportation agreements, with respect to downstream imbalances, if any, specifying the method of calculation thereof, or, alternatively, if no such Gas Balancing Agreements or gas purchase or transportation agreements, as the case may be, are in existence, gas imbalances will be calculated by multiplying (x) the volume of gas imbalance as of the date of calculation (expressed in thousand cubic feet) by (y) the heating value in BTU’s per thousand cubic feet, times the Henry Hub average daily spot price for the month immediately preceding the date of calculation adjusted for location differential and transportation costs based upon the location where the Oil and Gas Property giving rise to the imbalances are located.
“Maturity Date” means September 28, 2021; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.
“Maximum Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to the Lenders which are presently in effect or, to the extent allowed by Law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
“Month End Date” has the meaning set forth in Section 6.7.
“Moody’s” means Moody’s Investors Service, Inc. or its successor.
“Mortgage Requirement” means Administrative Agent shall have received duly executed Mortgages delivered by the Credit Parties with respect to (a) on the Closing Date, all of the Oil and Gas Properties of the Credit Parties, and (b) as of any date following the Closing Date on which the Mortgage Requirement is required to be satisfied: (i) all wells included in the APOD, (ii) 95% of all Oil and Gas Properties relating to such wells (including any proposed wells) unless otherwise agreed by Administrative

Agent in its sole discretion, (iii) Oil and Gas Properties representing at least 85% of the Proved Present Value of the Proved Oil and Gas Properties of the Credit Parties, which shall constitute not less than 85% of the PDP Present Value of the Proved Developed Producing Oil and Gas Properties of the Credit Parties, as reflected in the most recently delivered Reserve Report (or the Reserve Report being concurrently delivered as the case may be), and (iv) with respect to any Unproved Oil and Gas Properties, such value or percentage of such Unproved Oil and Gas Properties as may be reasonably required by Administrative Agent.
“Mortgaged Properties” means all present and future Oil and Gas Properties of the Credit Parties in which the Credit Parties have granted or do hereafter grant a mortgage or Lien to or for the benefit of Collateral Agent for the benefit of the Secured Parties.
“Mortgages” means, collectively, the mortgages or deeds of trust now or hereafter encumbering the Credit Parties’ fee or leasehold estates in the property as described therein in favor of Collateral Agent for the benefit of the Secured Parties, in form and substance satisfactory to Administrative Agent (as amended, restated or otherwise modified from time to time).
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Note” means a promissory note made by Borrower in favor of each Lender evidencing the Loan made by such Lender, substantially in the form of Exhibit F.
“Obligations” means all obligations, indebtedness, and liabilities of each Credit Party to Administrative Agent, Collateral Agent, any Lender or any of their Affiliates now existing or hereafter arising, whether direct, indirect, related, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, arising under or pursuant to this Agreement or the other Loan Documents, and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Oil and Gas Properties” means (a) all present and future interests and estates existing under any oil, gas and/or mineral leases including, without limitation, working interests, royalty interests, overriding royalty interests, production payments, net profits interests and carried interests, (b) all present and future rights in mineral fee interests, including without limitation, any reversionary interests relating thereto, (c) all rights, titles and interests created by or arising under the terms of all present and future unitization, communitization or pooling arrangements (and all properties covered and units created thereby) whether arising by contract or operation of Law which now or hereafter include all or any part of the foregoing, (d) all rights, titles and interest created by or arising under the terms of all present and future Farmouts including, without limitation, any back-in interests related thereto, (e) all unsevered and unextracted Hydrocarbons in, under or attributable with respect to any of the foregoing, and (f) all rights, remedies, powers and privileges with respect to any of the foregoing, in each case, including, without limitation, all of the foregoing which are classified as proved developed producing, proved developed non-producing, proved developed behind pipe, proved developed shut-in, proved undeveloped, probable and possible reserves and any other reserve category recognized by (x) the Society of Petroleum Evaluation Engineers or any successor thereto or (y) the SEC. Unless otherwise qualified, all references to an Oil and Gas Property or to Oil and Gas Properties in this Agreement shall refer to an Oil and Gas Property or Oil and Gas Properties of the Credit Parties.

“Other Connection Taxes” means, with respect to each Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 3.4).
“Outstanding Amount” means with respect to the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to prepayments or repayments of Loans occurring on such date.
“Parent Guarantor” means Tellurian Inc., a Delaware corporation.
“Parent Guaranty” means the Guaranty Agreement made by the Parent Guarantor in favor of Collateral Agent for the benefit of the Secured Parties (as amended, restated or otherwise modified from time to time).
“Participant” has the meaning set forth in Section 12.10(h).
“Participant Register” has the meaning set forth in Section 12.10(h).
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into Law October 26, 2001).
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.
“PDP Adjustment” means, with respect to any Oil and Gas Properties of the Credit Parties that are not Proved Developed Producing Oil and Gas Properties as of December 31, 2018, but which constitute Proved Developed Producing Oil and Gas Properties as of March 31, 2019, the present value (discounted at ten percent (10%) per annum) of future net income attributable to such Oil and Gas Properties as of December 31, 2018, as calculated by the Borrower in a manner reasonably acceptable to Administrative Agent and applying (a) economic and pricing parameters, methodology, assumptions and other factors reasonably required by Administrative Agent from time to time and (b) prevailing forward curves for NYMEX and basis differentials as of December 31, 2018, which forward curves shall be provided by Administrative Agent no later than January 7, 2019.
“PDP Multiple” means (a) for each Test Period ending on December 31, 2018 and June 30, 2019, 0.85; and (b) for each Test Period ending thereafter, 0.80.
“PDP Present Value” means, as of any date, the present value (discounted at ten percent (10%) per annum) of future net income attributable to all Proved Developed Producing Oil and Gas Properties of the Credit Parties, calculated by Borrower in a manner acceptable to Administrative Agent based on the most recently delivered Reserve Report and applying (a) economic and pricing parameters, methodology, assumptions and other factors reasonably required by Administrative Agent from time to time and (b) prevailing forward curves for NYMEX and basis differentials as of the subject June 30 or December 31, as applicable, which forward curves shall be provided by Administrative Agent no later than one week after the relevant referenced date. From and after December 31, 2019, PDP Present Value will only include wells with a production track record of at least three (3) months. For the purposes of calculating the PDP PV Coverage Ratio, the PDP Present Value shall take into account the projected cash flow impact from Hedging Transactions of the Credit Parties, positive or negative, using the pricing parameters described above in the projected revenue calculations.
“PDP PV Coverage Ratio” means, on any date of determination, the ratio, as initially calculated by Borrower and reflected on the relevant Compliance Certificate, of (a) (i) the PDP Multiple multiplied by PDP Present Value as of such date, plus (ii) Unrestricted Cash on such date to (b) Debt of Borrower and its consolidated Subsidiaries on such date (other than Debt described in clause (n) of the definition thereof); provided that, for purposes of the calculation of the PDP PV Coverage Ratio under Section 9.1 as of December 31, 2018, PDP Present Value as of such date shall include the PDP Adjustment.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.
“Permitted Acquisition” means any acquisition by Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of any additional Oil and Gas Properties or all of the Equity Interests of a Person principally owning Oil and Gas Properties (an “Acquisition”); provided that:

(a)	immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)
in the case of the Acquisition of Equity Interests, all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary Guarantor in connection with such Acquisition shall be owned 100% by Borrower or a Subsidiary thereof, such Person must be organized under the laws of any State of the United States, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Section 8.16, as applicable;

(c)	all of the properties and assets of the business being acquired must be located within the geographic boundaries of the 48 contiguous States of the United States of America;

(d)
any Person or assets or division as acquired in accordance herewith shall be in the same or substantially similar business or lines of business in which Borrower and/or its Subsidiaries are engaged as of the Closing Date;

(e)
the Acquisition shall have been approved by the board of directors or other governing body or controlling Person of the applicable Credit Party or the management of such Credit Party, as required by such Credit Party’s internal policies or company agreement;

(f)	Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Article 9 on a pro forma basis after giving effect to such Acquisition as of the last day of the fiscal quarter most recently ended for which financial reporting was most recently delivered pursuant to Section 7.1(c) or Section 7.1(d), as applicable;

(g)
other than for an Immaterial Acquisition, Borrower shall have delivered to Administrative Agent at least 5 Business Days prior to the closing of such proposed Acquisition, written notice of such Acquisition, together with then current version of the acquisition agreement related to such Acquisition; provided, that, for the avoidance of doubt, the Administrative Agent shall have the right to request other relevant material information with respect to such acquired assets or Persons; provided further that, other than the Borrower’s internal valuation deck with respect to such Acquisition (if requested by the Administrative Agent), any such other relevant material information shall not be required to be delivered prior to the closing of such Acquisition;

(h)	the representations and warranties set forth in Section 6.11, Section 6.21 and Section 6.25 shall, in each case, be true and correct in all material respects with respect to such assets; and

(i)	such Acquisition shall be funded solely with equity proceeds funded to the Borrower (and, for the avoidance of doubt, not with proceeds of the Loans or operating cash flow of the Credit Parties).
“Permitted Equity Transaction” means a sale or other disposition of the Parent Guarantor’s interests in various assets, businesses and/or projects (including pursuant to the issuance of preferred equity interests that are not Disqualified Equity Interests or otherwise prohibited by this Agreement) which, after taking into account the use of proceeds from such sale or other disposition, (a) does not render the Parent Guarantor either (i) unable to continue to provide support (including, general and administrative, operational and commercial support) to the Borrower and other Credit Parties that is consistent with the types and level of support provided prior to such sale or other disposition or (ii) unable to perform its obligations under the Parent Guaranty and (b) results in the Parent Guarantor continuing to own, directly or indirectly, some Equity Interests in each of the Credit Parties.
“Permitted Expenditures” means (a) direct operating expenses and required repair, workover and maintenance Capital Expenditures, in each case, in respect of the Oil and Gas Properties; (b) without duplication of amounts described in clause (a) preceding, Capital Expenditures related to Oil and Gas Properties as described in the APOD and further described in an approved Return Certificate; (c) Hydrocarbon marketing and transportation costs; (d) severance and ad valorem taxes and other federal, state and local taxes and fees due and payable by the Credit Parties; (e) payments with respect to Acceptable Commodity Hedging Transactions or other Hedging Transactions that are permitted under this Agreement; (f) payments to be made to Administrative Agent, Collateral Agent and each Lender under this Agreement and the other Loan Documents; and (g) legal fees and expenses incurred in connection with the facility contemplated by this Agreement and the other Loan Documents.
“Permitted Holders” means (i) Charif Souki, (ii) Martin Houston, (iii) Meg Gentle, (iv) Total S.A. (and any Subsidiaries or affiliates thereof) and (v) Souki Family 2016 Trust.
“Permitted Liens” means those Liens permitted by Section 8.3.
“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Platform” has the meaning set forth in Section 11.9(a).
“Pledge and Security Agreement” means that certain Pledge and Security Agreement dated as of the date hereof made by the Credit Parties in favor of the Collateral Agent for the benefit of the Secured Parties (as amended, restated or otherwise modified from time to time).
“Portion” means any principal amount of any Loan bearing interest based upon the Base Rate or Adjusted LIBOR.
“Prepayment Date” has the meaning set forth in Section 2.7(b).
“Prepayment Fee” means, with respect to any prepayment of the Loans, an amount equal to 1.0% multiplied by the principal amount of the Loans being prepaid.
“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 70% of the nation’s ten (10) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Each Lender or any of its Affiliates may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“Principal Office” means the principal office of Administrative Agent, presently located at 200 West Street, New York, NY 10282.
“Pro Forma Balance Sheet” has the meaning set forth in Section 6.7.
“Pro Forma Cash Balance Statement” has the meaning set forth in Section 6.7.
“Pro Forma Date” has the meaning set forth in Section 6.7.
“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) the Loan Exposure of such Lender, by (b) the aggregate Loan Exposure of all Lenders.
“Production Report” means a report in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders prepared by Borrower covering each of the Proved Oil and Gas Properties of the Credit Parties and detailing Hydrocarbon production volumes on a well-by-well basis for the months occurring since the Closing Date or the months covered by the most recently delivered Production Report, as applicable, which report shall provide whether such Hydrocarbons were produced during such months or, as a result of accounting practices, were produced in a previous month(s), in which case the report shall specify the month(s) during which such Hydrocarbons were produced; provided, that with respect to any Oil and Gas Properties that are not operated by a Credit Party, a Production Report shall, so long as the Credit Parties use commercially reasonable efforts (which include the exercise of the Credit Parties’ information rights under any joint operating agreement or similar agreement relating to such Oil and Gas Properties) to attempt to obtain all required information, only be required to contain information that the Credit Parties have actually received from the operators of such Oil and Gas Properties prior to the time of delivery of such Production Report.
“Projected Production” as of any time means the projected production of Proved Developed Producing Oil and Gas Properties (measured by volume unit or BTU equivalent, not sales price), for the term of the contracts or a particular month, as applicable, as such production has been projected in the Reserve

Report most recently delivered to the Lenders, as updated by any Return Certificate, provided that “Projected Production” shall include pro forma proved developed producing reserves for any well a Credit Party is seeking to drill and that is the subject of a Return Certificate.
“Projections” means, as of any time, the most recent estimated projections of expense and revenue from Oil and Gas Properties prepared in good faith by Borrower and utilizing methodologies and assumptions in the preparation thereof believed by Borrower to be reasonable.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person, and, with respect to the Credit Parties, shall include the Mortgaged Properties.
“Proved Developed Producing Oil and Gas Properties” means, collectively, all Oil and Gas Properties which constitute “proved developed producing oil and gas reserves” as such term is defined in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) or the SEC as in effect at the time in question.
“Proved Oil and Gas Properties” means collectively, (a) all Oil and Gas Properties which constitute “proved oil and gas reserves,” “proved developed producing oil and gas reserves,” “proved developed non-producing oil and gas reserves” (consisting of proved developed shut-in oil and gas reserves and proved developed behind pipe oil and gas reserves), and “proved undeveloped oil and gas reserves,” as such terms are defined in the Definitions for Oil as Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question, and (b) all Oil and Gas Properties which constitute other categories of proved reserves recognized by (x) the Society of Petroleum Evaluation Engineers (or any generally recognized successor), or (y) the SEC.
“Proved Present Value” means, as of any date, the present value (discounted at ten percent (10%) per annum) of future net income attributable to all Proved Oil and Gas Properties of the Credit Parties, calculated by Borrower in a manner acceptable to Administrative Agent based on the most recently delivered Reserve Report and applying economic and pricing parameters, methodology, assumptions and other factors reasonably required by Administrative Agent from time to time.
“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by a Credit Party which is a rate swap, basis swap, forward rate transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, but excluding Commodity Hedging Transactions.
“Recipient” means (a) any Agent and (b) any Lender.
“Register” has the meaning set forth in Section 2.3(b).
“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Rejection Repayment Right” has the meaning set forth in Section 2.2(b)(i).

“Related Fund” means, with respect to any Lender, any other fund that is managed, advised or sub-advised by the same investment manager, advisor or sub-advisor as such Lender or by an Affiliate of such investment manager, advisor or sub-advisor.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, placing, escaping, dumping, disposal, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person. “Released” shall have a correlative meaning.
“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.
“Replacement Rate” has the meaning given to it in Section 3.1(a)(ii).
“Representatives” has the meaning set forth in Section 12.22.
“Required Lenders” means (a) if there is only one Lender hereunder, such Lender, (b) if there are two Lenders hereunder, J. Aron (to the extent that such Person is a Lender hereunder) (and if J. Aron is not a Lender hereunder, any Lender having or holding Loan Exposure and representing more than 50% of the Exposure) or (c) if there are three Lenders hereunder, J. Aron (to the extent that such Person is a Lender hereunder) plus one or more Lenders having or holding Loan Exposure and representing more than fifty percent (50%) of the Exposure (including J. Aron (to the extent that such Person is a Lender hereunder)).
“Reserve Report” means each report in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders (including, without limitation, the use of satisfactory methodologies and risk analyses) evaluating the oil and gas reserves attributable to all of the Oil and Gas Properties of the Credit Parties and which shall, among other things, (a) identify the wells covered thereby, (b) specify the applicable engineer’s opinions with respect to the total volume of proved reserves (collectively, the “available reserves”) of Hydrocarbons (using, as applicable, the terms or categories “proved developed producing reserves,” “proved developed non-producing reserves”, “proved developed behind pipe reserves”, “proved developed shut-in reserves”, “proved undeveloped reserves” and any other reserve category recognized by (1) the Society of Petroleum Evaluation Engineers or any successor thereto or (2) the SEC), which Borrower has advised such engineer that the Credit Parties have the right to produce for their own account, (c) set forth such engineer’s opinions with respect to the projected future cash proceeds from the available reserves, discounted for present value at a rate acceptable to Administrative Agent and the Required Lenders, for each calendar year or portion thereof after the date of such findings and data, (d) set forth such engineer’s opinions with respect to the projected future rate of production of the available reserves, (e) contain such other information as reasonably requested by Administrative Agent or the Required Lenders with respect to the projected rate of production, gross revenues, operating expenses, taxes, capital costs, net revenues and present value of future net revenues attributable to such reserves and production therefrom, (f) contain a statement of the price and escalation parameters, procedures and assumptions upon which such determinations were based, (g) contain a statement of price differentials between the wellhead market price for the commodity sold and the quoted market price used in such report during the previous twelve-month period, (h) contain summary Lease Operating Statements for such Oil and Gas Properties for the previous twelve-month period, and (i) to the extent available, contain an estimate of the quantities of “probable reserves” and “possible reserves” with respect to any wells contained in the APOD; provided that for the purposes of the financial calculations herein, at the request of Administrative Agent or the Required Lenders such calculations will be based on the quoted market price for the month in which the production is projected to be sold in the Reserve Report.
“Resignation Effective Date” has the meaning set forth in Section 11.7(a).
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, vice president or any manager of a Person or any Person designated by a Responsible Officer to act on behalf of a Responsible Officer; provided that such designated Person may not designate any other Person to be a Responsible Officer. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
“Restricted Payment” has the meaning set forth in Section 8.5.
“Return Certificate” means a certificate from a Responsible Officer of Borrower substantially in the form attached hereto as Exhibit J certifying (A) as to the amounts to be paid and the purpose for which such amounts are to be paid (which shall be in accordance with the APOD then in effect), (B) at the time of such certificate, no Default or Event of Default has occurred and is continuing or would result from giving effect to such return, (C) at the time of such certificate, each of the Mortgage Requirement and the Title Requirement is satisfied, (D) with respect to the well for which the funds are being requested to be distributed from the Margin Balance, either (i) the estimated IRR satisfies the IRR Requirement, along with calculations with detail reasonably satisfactory to the Administrative Agent demonstrating satisfaction of the IRR Requirement or (ii) if agreed by Administrative Agent in its sole discretion, as to the IRR for the applicable well and providing calculations with detail reasonably satisfactory to the Administrative Agent with respect to such IRR, (E) as to the amounts, if any, returned to Borrower in connection with a prior Return Certificate that were in excess of the amounts actually required for the purposes of the expenditures set forth in such Return Certificate (the “Excess Returned Amount”); provided that if the well subject to such prior Return Certificate has not been completed, the Excess Returned Amount shall not include any funds which the Borrower reasonably expects to be used to complete such well, and (F) the Credit Parties will receive a price for all production from (or attributable to) such well covered by a production sales contract or marketing contract that will be computed in accordance with the terms of such contract, and no Credit Party will have deliveries of production from such well curtailed by any purchaser or transporter of production substantially below such property’s delivery capacity, except for curtailments caused (1) by an act or event of force majeure not reasonably within the control of and not caused by the fault or negligence of a Credit Party and which by the exercise of reasonable diligence such Credit Party is unable to prevent or overcome, and (2) by routine maintenance requirements in the ordinary course of business.
“RICO” means the Racketeer Influenced and Corrupt Organization Act of 1970.
“Sanctions Laws” has the meaning set forth in Section 6.23.
“SDN List” has the meaning set forth in Section 6.23.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” has the meaning given to the term “Total Obligations” in the Intercreditor Agreement.
“Secured Parties” means, collectively, Administrative Agent, Collateral Agent, the Lenders, any other Person to whom Obligations are owing in accordance with the Loan Documents, each Lender Hedge Counterparty and their respective successors and permitted assigns.
“Securities Account” has the meaning given to such term in the UCC.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Documents” means the Mortgages, the Pledge and Security Agreement, each Control Agreement, and each other security agreement, pledge agreement, mortgage, deed of trust, control agreement or other collateral security agreement required by the terms of this Agreement or delivered to Collateral Agent for the benefit of the Secured Parties from time to time that purport to create a First Priority Lien in favor of any of the Secured Parties to secure payment or performance of the Secured Obligations or any portion thereof.
“Solvency Certificate” means a certificate, in the form of Exhibit G, executed by the chief financial officer of Borrower.
“Solvent” means, with respect to the Credit Parties, taken as a whole, that as of the date of determination, (a) the sum of the Credit Parties’ debt (including contingent liabilities) does not exceed the present fair saleable value of the Credit Parties’ present assets; (b) the Credit Parties’ capital is not unreasonably small in relation to their business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) the Credit Parties have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and the Credit Parties are not insolvent within the meaning of any Debtor Relief Law. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., or its successor.
“Statutory Reserve Rate” means, at any time, for any LIBOR Portion, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Statutory Reserve Rate shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to LIBOR or any other applicable interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include any LIBOR Portion. Each LIBOR Portion shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the Lenders or their Affiliates. Adjusted LIBOR shall be adjusted automatically on and as of the effective date of any change in the Statutory Reserve Rate.

“Subsidiary” means as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors, general partners, or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
“Subsidiary Guarantor” means each Subsidiary of Borrower from time to time that is or becomes party to the Credit Party Guaranty Agreement.
“Taxes” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) (together with interest, penalties and other additions thereto) in the nature of a tax imposed by any Governmental Authority.
“Termination Date” means the date on which the “Discharge of Total Obligations” under and as defined in the Intercreditor Agreement occurs.
“Test Period” means, at any time, the four consecutive fiscal quarters most recently ended (taken as one accounting period) for which financial statements have been or are required to have been delivered pursuant to this Agreement.
“Third Party Report” means a Reserve Report prepared by an Independent Engineer.
“Title Requirement” means Administrative Agent shall have received title reports, title opinions or other evidence of title in form, substance and authorship reasonably satisfactory to Administrative Agent with respect to (a) 95% of (i) all wells included in the APOD where drilling activities have commenced or are reasonably expected to commence within 180 days of any date of determination, and (ii) all Oil and Gas Properties on which such wells are or will be located unless otherwise agreed by Administrative Agent in its sole discretion, (b) Oil and Gas Properties representing at least 85% of the Proved Present Value of the Proved Oil and Gas Properties of the Credit Parties, which shall constitute not less than 85% of the PDP Present Value of the Proved Developed Producing Oil and Gas Properties of the Credit Parties, as reflected in the most recently delivered Reserve Report (or the Reserve Report being concurrently delivered as the case may be), and (c) with respect to any Unproved Oil and Gas Properties, such value or percentage of such Unproved Oil and Gas Properties as may be reasonably required by Administrative Agent.
“Triggering Event” means a Triggering Event under clause (i) of the definition of Triggering Event, as defined in the Intercreditor Agreement.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.3(h)(iii)(C).
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“Unproved Oil and Gas Properties” means Oil and Gas Properties of the Credit Parties that are not Proved Oil and Gas Properties.

“Unrestricted Cash” means the Margin Balance plus without duplication of the Margin Balance, unrestricted cash of the Credit Parties that represents collected funds on hand that is available for immediate withdrawal and that (a) is not subject to any Lien (other than customary Liens arising by set off, operation of law or customary depository agreements, in each case, in favor of the depository institution at which such cash is maintained, and Liens in favor of Collateral Agent for the benefit of the Secured Parties), (b) is not payable or due to or reserved for any other Person and/or (c) does not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP. For the avoidance of doubt, “Unrestricted Cash” does not include cash securing any Debt other than the Secured Obligations.
“WI/NRI Schedule” means a schedule comparing the working and net revenue interests of each well, lease or unit mortgaged to Collateral Agent for the benefit of the Secured Parties to the working and net revenue interests for such properties reflected in the Reserve Report most recently delivered to the Lenders, as updated by any Return Certificate, along with an explanation as to any material discrepancies between the two disclosures.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2    Accounting Matters.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of ASC 825 on financial liabilities shall be disregarded. In the event that Parent Guarantor makes any changes in its accounting treatment or reporting practices, the Required Lenders and Borrower shall negotiate in good faith to amend any financial covenant-related provisions of this Agreement affected by such change; provided that, until so amended, (i) any financial covenant calculations shall be made as such calculations were made prior to such change and (ii) Borrower shall provide to Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either Borrower or the Required Lenders shall so request, the Required Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States as in effect on December 31, 2015 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States as in effect on December 31, 2015, notwithstanding any modification or interpretive change to such generally accepted accounting principles that has occurred (including the changes made by FASB Accounting Standards Update 2016-02, Topic 842 (Leases)) or may occur thereafter.
Section 1.3    ERISA Matters. If, after the date hereof, there shall occur, with respect to ERISA, the adoption of any applicable Law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by the PBGC or any other Governmental Authority, then either Borrower or each Lender may request a modification to this Agreement solely to preserve the original intent of this Agreement with respect to the provisions hereof applicable to ERISA, and the parties to this Agreement shall negotiate in good faith to complete such modification.
Section 1.4    Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC. Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time. Words denoting gender shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative; the word “or” is not exclusive; the word “including” (in its various forms) means “including, without limitation”; in the computation of periods of time, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”; and all references to money refer to the legal currency of the United States of America.
Section 1.5    Interpretative Provision. For purposes of Section 10.1, a breach of a financial covenant contained in Article 9 shall be deemed to have occurred as of any relevant date of determination thereof by Borrower or any Lender, or as of the last date of any specified measurement period, regardless of when the financial statements or the Compliance Certificate reflecting such breach are delivered to each Lender.

Section 1.6    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to central time (daylight or standard, as applicable).
Section 1.7    Other Loan Documents. The other Loan Documents, including the Security Documents, contain representations, warranties, covenants, defaults and other provisions that are in addition to and not limited by, or a limitation of, similar provisions of this Agreement. Such provisions in such other Loan Documents may be different or more expansive than similar provisions of this Agreement and neither such differences nor such more expansive provisions shall be construed as a conflict.
ARTICLE 2

THE COMMITMENTS AND LOANS
Section 2.1    The Loans.
(a)    Commitments and Loans. Each Lender severally agrees, on and subject to the terms and conditions set forth herein, to make a Loan to Borrower on the Closing Date in an amount equal to such Lender’s Commitment. The Loans shall be issued by the Lenders with an original discount equal to 1.00% (i.e., at a purchase price of 99.0%) and such discount shall be non-refundable (other than a refund as and to the extent provided in Section 2.7(b)) and fully earned when made (it being agreed that the full original principal amount of each such Loan will be deemed outstanding as of the date funded hereunder and Borrower shall be obligated to repay 100% of the original principal amount of each such Loan as provided hereunder). Once borrowed, Borrower may not reborrow any amounts irrespective of any amounts that have been repaid. The obligation of Borrower to repay the aggregate amount of all Loans made by the Lenders, together with interest accruing in connection therewith, shall be evidenced by this Agreement and, if applicable, the Notes. After giving effect to the making of the Loans on the Closing Date, the Commitments shall automatically and permanently be reduced to zero.
(b)    Loan Procedure. The making of the Loans on the Closing Date shall be made upon Borrower’s irrevocable delivery to Administrative Agent of a Loan Request, appropriately completed and signed by a Responsible Officer of Borrower. Such Loan Request must be received by Administrative Agent not later than 11:00 a.m. two (2) Business Days prior to the Closing Date. Such Loan Request shall specify (i) the requested date for the making of the Loans (which shall be a Business Day), and (ii) the principal amount of the Loans to be borrowed.
(c)    Pro Rata Share. Administrative Agent shall provide each Lender with notice of receipt of the Loan Request, together with the amount of each Lender’s Loan, with reasonable promptness, but not later than 3:00 p.m. on the same day Administrative Agent receives such Loan Request from Borrower. The Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(d)    Funding.
(i)    Following receipt of the Loan Request, subject to satisfaction of the applicable conditions set forth in Section 5.1, each Lender shall make the amount of its Loan available to Administrative Agent not later than 12:00 p.m. on the Closing Date by wire transfer of same day funds in Dollars, at the Principal Office of Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Loans available to Borrower in immediately available funds as follows: (x) by wire transfer of such funds in an amount equal to 100% of the proceeds of such Loans, less any amounts transferred pursuant to clauses (y) and (z) below, to an account of the Collateral Agent designated by the Collateral Agent in its discretion (such amount, the “Initial Margin Balance”), (y) if elected by Borrower in the Loan Request, by wire transfer of such funds in the amount set forth in the Loan Request, to a Controlled Account specified by Borrower, and (z) to the payment of such other fees and expenses as are set forth in the Funds Flow. The Initial Margin Balance shall be deemed to have been funded to Borrower as of the Closing Date and transferred from Borrower to the Collateral Agent contemporaneously with the deemed funding of such amount to Borrower. The Initial Margin Balance shall be governed by the provisions set forth in Section 2.2(b).
(ii)    Unless Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan on the Closing Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Closing Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on the Closing Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days, and thereafter at the Base Rate. In the event that (i) Administrative Agent declines to make a requested amount available to Borrower until such time as all applicable Lenders have made payment to Administrative Agent, (ii) a Lender fails to fund to Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in Administrative Agent failing to make a corresponding amount available to Borrower on the Closing Date, at Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by Borrower through and including the time of Borrower’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the Base Rate.
(e)    Notifications. Administrative Agent shall promptly notify Borrower of the interest rate applicable to any Interest Period for LIBOR Portions upon determination of such interest rate.
Section 2.2    Use of Proceeds; Account Disbursements.
(a)    Loans. The Loans shall be applied by the Credit Parties (i) to pay Permitted Expenditures and any other payments or distributions expressly permitted under the Approved Plan of

Development and as further described in a Return Certificate, (ii) to pay fees, costs and expenses in connection with the Loan Documents and the transactions contemplated thereby, and (iii) for any other purposes approved by Administrative Agent and the Required Lenders in their sole discretion.
(b)    Margin Balance.
(i)    On or prior to the fourth (4th) Business Day following approval by the Administrative Agent of a Return Certificate, the Administrative Agent shall direct the Collateral Agent to, and the Collateral Agent shall, return to Borrower in immediately available funds by wire transfer to a Controlled Account specified by Borrower the amount set forth in such Return Certificate, less the then current Excess Returned Amount (such Excess Returned Amount to be applied to the amounts to be paid in connection with the then current Return Certificate). If the Administrative Agent disagrees with any calculations in a Return Certificate, the Administrative Agent shall have no obligations to direct the Collateral Agent to, and the Collateral Agent shall have no obligation to, return any funds to Borrower and the Administrative Agent shall notify Borrower of the disagreement, and Borrower shall be permitted to deliver a revised Return Certificate. If the Administrative Agent rejects Return Certificates that otherwise comply with this Section 2.2(b)(i) with respect to two (2) wells described in the APOD for any reason other than the IRR fails to satisfy the IRR Requirement, Borrower shall be permitted to repay Loans as and to the extent set forth in Section 2.7(b) and thereafter if the Administrative Agent rejects a Return Certificate that otherwise complies with this Section 2.2(b)(i) with respect to a well described in the APOD for any reason other than the IRR fails to satisfy the IRR Requirement, Borrower shall be permitted to repay the Loans as and to the extent set forth in Section 2.7(b) (such right, a “Rejection Repayment Right”). The Administrative Agent and the Collateral Agent hereby confirm that on the Closing Date upon receipt of a Return Certificate substantially in the form attached hereto as Exhibit J, which the Administrative Agent shall have approved prior to the Closing Date, delivered in connection with the Loan Request, setting forth the items described in this Section 2.2, the Collateral Agent will disburse the funds requested in such Return Certificate to a Controlled Account specified by the Borrower; provided that certain fees and expenses shall be paid directly to the parties entitled thereto in accordance with the Funds Flow. In addition (but separate and apart from the process for delivery and funding of Return Certificates hereunder), promptly following receipt by the Administrative Agent of written notice from Borrower detailing the amounts to be paid therefrom, which notice and detail shall be in form and substance reasonably satisfactory to the Administrative Agent, the Administrative Agent shall direct the Collateral Agent to, and the Collateral Agent shall, within 2 Business Days of receipt of such written notice, reduce the Margin Balance and, at Borrower’s option, either return to Borrower in immediately available funds by wire transfer to a Controlled Account specified by Borrower in such written notice, or wire to the Administrative Agent at the Principal Office, amounts to which the Loan is permitted to be applied in accordance with Section 2.2(a)(ii) or (iii).
(ii)    As security for the prompt and complete payment of all Obligations due or that may become due from the Credit Parties to the Lenders and the performance by the Credit Parties of all Obligations owing to the Lenders, the Borrower hereby pledges and collaterally assigns to the Collateral Agent, for the benefit of the Lenders, as margin, and hereby grants to the Collateral Agent, for the benefit of the Lenders, a present and continuing first priority security interest in and to, and a general first Lien upon and right of set off against, an amount of U.S. dollars constituting the Margin Balance and all interest and other proceeds from time to time received, receivable or otherwise distributed in respect thereof, or in exchange therefor. From the Closing Date through the Termination Date, the Borrower agrees that it shall maintain such pledge and collateral assignment and take such action as the Collateral Agent reasonably requests in order to perfect the Collateral Agent’s continuing security interest in, and Lien on (and right of setoff against), such amount. Upon any return by the Collateral Agent to Borrower of any amounts under Section 2.2(b)(i), the Lien granted hereunder on such amounts will be immediately released and, to the extent possible, without any further action by either party (provided that a Lien securing the Obligations immediately attaches to such funds as a result of such funds being returned to the Controlled Account). The Credit Parties shall promptly give notice to the Collateral Agent of, and defend against, any suit, action, proceeding or Lien that involves the Margin Balance or any portion thereof or that could adversely affect the Lien granted by Borrower under this Section 2.2(b)(ii). Promptly following a request by the Collateral Agent, Borrower shall execute, deliver, file and record any financing statement, specific assignment or other document and take any other action that may be necessary or advisable and reasonably requested by the Collateral Agent to create, preserve, perfect or validate the Lien granted under this Section 2.2(b)(ii), to enable the Collateral Agent to exercise or enforce its rights with respect to such Lien or to effect or document a release of such Lien. During such time as the Margin Balance is held with J. Aron, no account control agreement shall be required with respect thereto.
(iii)    Notwithstanding the foregoing, the provisions of any applicable law, or anything herein or in any other Loan Document to the contrary (but subject to the following sentence), at any time and from time to time, the Collateral Agent shall have the right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business, the Margin Balance or any portion thereof, free from any claim or right of any nature whatsoever of any Credit Party or other Person, including any equity or right of redemption of any Credit Party or other Person, and the Collateral Agent shall have no obligation to hold the Margin Balance or any portion thereof in a segregated or separate account. Notwithstanding the foregoing, the Margin Balance shall be the property of the Borrower and shall be disbursed or applied in accordance with the Loan Documents and no sale, pledge, rehypothecation, assignment, investment, use, commingling or other disposition (other than dispositions pursuant to Section 2.2(b)(i) above) by the Collateral Agent shall reduce the amount of the Margin Balance. Nothing in this Section 2.2(b)(iii) shall limit any rights of the Collateral Agent under any other provision of this Agreement or any other Loan Documents, including without limitation, under Article 10 or Section 11.8.
(iv)    Notwithstanding anything in this Agreement to the contrary, if after giving pro forma effect to any prepayments hereunder, the Margin Balance will exceed the outstanding principal amount of the Loans, the amount equal to the excess of the Margin Balance over the outstanding principal amount of the Loans shall be applied to such prepayment as an application of the Margin Balance (rather than being made in cash), and the Margin Balance shall be automatically reduced by the amount of such excess.
(v)    The Collateral Agent shall owe to Borrower on each Interest Payment Date interest on the Margin Balance at the Federal Funds Rate, and the Collateral Agent shall deliver such interest payments to the Borrower by wire transfers to a Controlled Account designated by the Borrower on each Interest Payment Date. Interest payable under this Section 2.2(b)(v) shall be calculated in accordance with the provisions applicable to the calculation of interest on the Loans under Section 2.6(d). Within five (5) Business Days of each calendar month, the Collateral Agent will deliver to Borrower an account statement reflecting the amount of the Margin Balance as of the prior month-end and the amount of interest that accrued on the Margin Balance during such month and that was wired to a Controlled Account in accordance with this clause (v).

(vi)    If at any time J. Aron is not the Collateral Agent, the Margin Balance shall be transferred from J. Aron to a successor Collateral Agent pursuant to documentation (including, if requested by the Administrative Agent or the Required Lenders, an account control agreement) acceptable to the Administrative Agent, such successor Collateral Agent and the Required Lenders. Upon the effectiveness of the transfer of the Margin Balance from J. Aron to a successor Collateral Agent under this Section 2.2(b), J. Aron shall cease to have any obligations in respect of the Margin Balance, including the obligation to return the Margin Balance or any portion thereof to Borrower or the obligation to pay any interest with respect to the Margin Balance (other than interest that has accrued while J. Aron was holding the Margin Balance and not yet been paid).
(c)    Controlled Accounts & Gross Receipts.
(i)    Beginning on the Closing Date and continuing until Termination Date, the Credit Parties will cause each Approved Commodity Swap Counterparty and all other Persons that make payments to any Credit Party to deposit directly into a Controlled Account all payments of any nature due and owing to such Credit Party (collectively, “Gross Receipts”). If any Credit Party nonetheless receives any Gross Receipts by payment other than into a Controlled Account, it will promptly (but, in any event, by the end of the following third Business Day following such receipt) deposit all such funds in a Controlled Account.
(ii)    If an Event of Default exists, Collateral Agent may assume exclusive control of each Controlled Account.
(d)    Right to Audit. Not more than two (2) times per calendar year, unless an Event of Default has occurred and is continuing, Administrative Agent will have the right to undertake audit procedures during normal business hours to periodically confirm that the payments described in any Return Certificate as to be made by Borrower have actually been made by Borrower.
Section 2.3    Evidence of Debt; Register; Lenders’ Books and Records; Notes.
(a)    Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
(b)    Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Loans and (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Loans)) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or Borrower’s Obligations in respect of any Loan.

Borrower hereby designates Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.3, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
(c)    Notes. The obligation of Borrower to repay the aggregate amount of all Loans, together with interest and fees accruing in connection therewith, shall be evidenced by this Agreement and, if applicable, the Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 12.10) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loan.
Section 2.4    Fees. Borrower agrees to pay the Administrative Agent and the Lenders fees in the amounts and at the times separately agreed upon, including, without limitation, those fees set forth in the Letter Agreement.
Section 2.5    Payments Generally.
(a)    Repayment of Loans. All payments of principal, interest and other amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Administrative Agent at the Principal Office in Dollars, in immediately available funds, without setoff, deduction, or counterclaim, at the time and in the manner provided herein or therein. Payments by check or draft shall not constitute payment in immediately available funds until the required amount is actually received by Administrative Agent in full. Payments in immediately available funds received by Administrative Agent in the place designated for payment on a Business Day prior to 12:00 noon at such place of payment shall be credited prior to the close of business on the Business Day received, while payments received by Administrative Agent on a day other than a Business Day or after 12:00 noon on a Business Day shall not be credited until the next succeeding Business Day. If any payment of principal or interest on the Notes or the Margin Balance shall become due on a day other than a Business Day, then such payment shall be made on the next succeeding Business Day. Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment. Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 noon to be a non-conforming payment. Any such non-conforming payment shall not be deemed to have been received by Administrative Agent until the later of (a) the time such funds become available funds, and (b) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 10.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Interest Rate if Administrative Agent or the Required Lenders so elect, and otherwise at the Base Rate plus the Applicable Margin, from the date such amount was due and payable until the date such amount is paid in full.
(b)    Payments to Lenders. Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing such Lender’s Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(c)    Acceleration. If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 10.2, all payments or proceeds received by either Agent under any Loan Document in respect of any of the Secured Obligations shall be applied in accordance with Section 10.3.
Section 2.6    Interest; Payment Terms.
(a)    Loans; Payment of Principal and Interest. The unpaid principal amount of each Portion of the Loans shall, subject to the following sentence and Section 2.6(g), bear interest at the applicable Interest Rate. The entire borrowing made on the Closing Date shall constitute a LIBOR Portion. If at any time such rate of interest would exceed the Maximum Rate but for the provisions thereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Loans below the Maximum Rate until the aggregate amount of interest accrued on the Loans equals the aggregate amount of interest which would have accrued on the Loans if the interest rate had not been limited by the Maximum Rate. All accrued but unpaid interest on the principal balance of the Loans shall be payable on the Maturity Date, provided that interest accruing at the Default Interest Rate pursuant to Section 2.6(g) shall be payable on demand. On the Maturity Date, the then Outstanding Amount of the Loans and all accrued but unpaid interest thereon shall be due and payable. The unpaid principal balance of the Loans at any time shall be the total amount advanced hereunder by the Lenders less the amount of principal payments made thereon by or for Borrower, which balance may be endorsed on the Notes from time to time by the Lenders or otherwise noted in the Register, which notations shall be, absent manifest error, conclusive evidence of the amounts owing hereunder from time to time.
(b)    Payment Dates. On each Interest Payment Date, Borrower shall pay to Administrative Agent for the account of each Lender all unpaid interest that has accrued on the Loans to but excluding such Interest Payment Date. On the Maturity Date, Borrower shall pay to Administrative Agent for the account of each Lender the entire unpaid principal balance of the Loans then outstanding and all accrued and unpaid interest on the Loans, together with all other Obligations and other amounts owed hereunder.
(c)    Application. Except as expressly provided herein to the contrary, all payments made in respect of the Obligations under the Loan Documents shall be applied in the following order of priority: (i) the payment or reimbursement of any expenses, costs or obligations (other than the Outstanding Amount thereof and interest thereon) for which Borrower shall be obligated or either Agent and the Lenders shall be entitled pursuant to the provisions of this Agreement or the other Loan Documents; (ii) the payment of accrued but unpaid interest on the Outstanding Amount; (iii) the payment of all or any portion of the principal balance thereof then outstanding hereunder; (iv) the payment of all other Obligations then outstanding hereunder; and (v) any excess shall be returned to Borrower.
(d)    Computation Period. Interest on the Loans and all other amounts payable by Borrower hereunder that are calculated on a per annum basis shall be computed on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a 365-day year or 366-day year, as the case may be. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless payment is credited prior to the close of business on the Business Day received. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e)    Unconditional Payment. Borrower is and shall be obligated to pay all principal, interest and any and all other amounts which become payable under any of the Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever. If at any time any payment received by either Agent or any Lender hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Debtor Relief Law, then the obligation to make such payment shall survive any cancellation or satisfaction of the Obligations under the Loan Documents and shall not be discharged with any prior payment thereof or cancellation of such Obligations, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.
(f)    Partial or Incomplete Payments. Remittances in payment of the Obligations under the Loan Documents other than in the required amount (in immediately available funds) at the place where such Obligations are payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Administrative Agent in full in accordance herewith and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks.
(g)    Default Interest Rate. If an Event of Default has occurred and is continuing, upon election by Administrative Agent or the Required Lenders, all Loans outstanding shall bear interest at a rate per annum equal to the Default Interest Rate. Administrative Agent will provide prompt notice to Borrower of Administrative Agent’s or the Required Lenders’ election to apply the Default Interest Rate pursuant to this clause (g).
Section 2.7    Voluntary Prepayments; Prepayment Fees.
(a)    Commencing with the first Interest Payment Date that is six (6) months after the Closing Date, Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, in a minimum aggregate amount of at least $5,000,000 or any integral multiples of $1,000,000 in excess thereof or if less than $5,000,000, the remaining Outstanding Amount, on the terms and subject to the conditions set forth in this Section 2.7(a); provided that Borrower may only make partial voluntary prepayments of the Loans pursuant to this Section 2.7(a) on an Interest Payment Date. All prepayments made under this Section 2.7(a) shall be made upon not less than fifteen (15) days’ prior written notice given to Administrative Agent by 11:00 a.m. on the date required. Upon the delivery of any such notice, the principal amount of the Loans specified in such notice, together with (x) all accrued interest to the date of such prepayment corresponding to the amount being prepaid, and (y) all accrued fees to the date of such prepayment corresponding to the amount being prepaid, shall become due and payable on the prepayment date specified therein. Any such prepayment shall be applied as specified in Section 2.6(c). Notwithstanding the foregoing, any notice of prepayment delivered in connection with any refinancing of all of the Loans with the proceeds of such refinancing or of any other incurrence of Debt may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by Borrower in the event such refinancing is not consummated (provided that Borrower shall remain liable any amounts due in connection therewith pursuant to Section 3.1(c)).
(b)    Notwithstanding anything to the contrary in Section 2.7(a) above, in connection with its Rejection Repayment Right, Borrower shall be permitted to prepay a portion of the Loans up to an amount equal to the amount of the then-current Margin Balance. Borrower may elect to prepay the Loans pursuant to the preceding sentence by delivering to the Administrative Agent a written notice of its election to make such prepayment three (3) Business Days prior to the date of such prepayment (the date such prepayment is made being referred to herein as the “Prepayment Date”); provided that such notice must be received within thirty (30) days following the date on which Borrower’s Rejection Repayment Right arises. On the Prepayment Date, Borrower shall pay to the Administrative Agent all accrued but unpaid interest attributable to the Loans to be prepaid on the Prepayment Date and the Administrative Agent shall credit the amount of such prepayment against the Margin Balance, and the Loan balance shall be reduced by (i) the amount of such prepayment, (ii) an amount equal to the Upfront Fees (as defined in the Letter Agreement) paid to the Lenders pursuant to the Letter Agreement attributable to such prepaid Loans, and (iii) any original issue discount under Section 2.1(a) attributable to such prepaid Loans (for the avoidance of doubt, clauses (i) – (iii) shall not include any interest previously paid with respect to such prepaid Loans).
(c)    Each prepayment of the Loans (including any payment made or required to be made following acceleration of the Loans pursuant to Section 10.2 but excluding any payment made pursuant to Section 2.7(b)), made on or prior to the one (1) year anniversary of the Closing Date, shall be accompanied by the Prepayment Fee.
Section 2.8    Ratable Sharing. The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases to that extent shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
ARTICLE 3

TAXES, YIELD PROTECTION AND INDEMNITY

Section 3.1    Illegality; Etc.
(a)    Inability to Determine Applicable Rate.
(i)    Unless and until a Replacement Rate is implemented in accordance with clause (ii) below, in connection with any request for a borrowing of a LIBOR Portion or a continuation thereof or otherwise, if for any reason (A) Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Portion, (B) Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining Adjusted LIBOR or LIBOR for such Interest Period with respect to any LIBOR Portion, or (C) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that LIBOR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such LIBOR Portions during such Interest Period, then Administrative Agent shall promptly give notice thereof to Borrower. Thereafter, until Administrative Agent notifies Borrower that such circumstances no longer exist, the obligation of the Lenders to make Loans constituting LIBOR Portions and the right of Borrower to convert any Loans to or continue any LIBOR Portions shall be suspended, and Borrower shall either (x) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Portion together with accrued interest thereon (subject to Section 12.20) on the last day of the then current Interest Period applicable to such LIBOR Portion; or (y) convert the then outstanding principal amount of each such LIBOR Portion as of the last day of such Interest Period to a Base Rate Portion.
(ii)    Notwithstanding anything to the contrary in Section 3.1(a)(i) above, if Administrative Agent has made the determination (such determination to be conclusive absent manifest error) that (A) the circumstances described in Section 3.1(a)(i)(A) or (a)(i)(B) have arisen and that such circumstances are unlikely to be temporary, (B) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the syndicated loan market in the applicable currency or (C) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the syndicated loan market in the applicable currency, then Administrative Agent may, to the extent practicable (in consultation with Borrower and as determined by Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (x) an event described in Section 3.1(a)(i)(A), (a)(i)(B), (a)(ii)(A), (a)(ii)(B) or (a)(ii)(C) occurs with respect to the Replacement Rate or (y) Administrative Agent (or the Required Lenders through Administrative Agent) notifies Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at a rate based on such Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of Administrative Agent, as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of this Section 3.1(a)(ii). Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 12.12), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as Administrative Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects). To the extent the Replacement Rate is approved by Administrative Agent in connection with this clause (a)(ii), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by Administrative Agent (it being understood that any such modification by Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).
(b)    Illegality or Impracticability of LIBOR Portion. In the event that on any date (i) any Lender shall have determined that the making, maintaining, converting to or continuation of any part of LIBOR Portion has become unlawful as a result of compliance by such Lender or its Affiliates in good faith with any Law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of Law even though the failure to comply therewith would not be unlawful), or (ii) any Lender determines that the making, maintaining, converting to or continuation of a LIBOR Portion has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of Lender or its Affiliates in that market, then, and in any such event Lender shall give notice (by e-mail or by telephone confirmed in writing) to Borrower of such determination. If any Lender delivers a notice pursuant to clause (i) or clause (ii) of the preceding sentence, then (1) the obligation of such Lender to make Loans as, or to continue Loans as, a LIBOR Portion shall be suspended until such notice shall be withdrawn by such Lender, (2) to the extent such determination by such Lender relates to a LIBOR Portion then being requested by Borrower pursuant to a Loan Request, such Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Portion, (3) such Lender’s obligations to maintain outstanding Loans in respect of a LIBOR Portion (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by Law, and (4) the Affected Loans shall automatically convert into a Base Rate Portion on the date of such termination. Notwithstanding the foregoing, to the extent a determination by a Lender as described above relates to a LIBOR Portion then being requested by Borrower pursuant to a Loan Request, Borrower shall have the option to rescind such Loan Request by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to such Lender of such rescission on the date on which Borrower receives or is deemed to have received notice of such Lender’s determination in accordance with Section 12.1.
(c)    Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender of funds borrowed by it or its Affiliates to make or carry any LIBOR Portion and any loss, expense or liability sustained by such Lender or its Affiliates in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits, and including any or funding breakage costs incurred by such Lender or its Affiliates, whether such costs are payable to a third party or an Affiliate of such Lender, but if payable to an Affiliate of such Lender, subject to Borrower’s receipt of evidence reasonably satisfactory to Borrower of such Affiliate’s incurrence of such costs to a non-Affiliate), which such Lender or its Affiliates may sustain: (i) if for any reason a Loan in respect of any LIBOR Portion does not occur or continue on a date specified therefor in a Loan Request, unless such failure is due to a default by such Lender, (ii) if any prepayment or other principal payment of, or any conversion of, any LIBOR

Portion occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its LIBOR Portion is not made on any date specified in a notice of prepayment given by Borrower.
(d)    Booking of LIBOR Portions. Any Lender may make, carry or transfer LIBOR Portions at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
(e)    Assumptions Concerning Funding of LIBOR Portions. Without limiting Borrower’s obligation under clause (c) above to pay any Lender’s breakage costs incurred to an Affiliate, calculation of all amounts payable to any Lender under Section 3.1(c) and under Section 3.2 shall be made as though such Lender had actually funded each of its relevant LIBOR Portions through the purchase of a Eurodollar deposit bearing interest at Adjusted LIBOR in an amount equal to the amount of such LIBOR Portion and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, such Lender may fund each of its LIBOR Portions in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under Section 3.1(c) and under Section 3.2.
Section 3.2    Increased Costs; Capital Adequacy.
(a)    Compensation For Increased Costs and Taxes. Subject to the provisions of Section 3.3 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine in its sole judgment (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the taking effect of any Law, treaty or governmental rule, regulation or order after the date hereof, (B) the making any change in Law, treaty or governmental rule, regulation or order or in the interpretation, administration or application thereof (regardless of whether the underlying Law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new Law, treaty or governmental rule, regulation or order, the making or issuance of any guideline, request or directive (whether or not having the force of Law) by any central bank or other Governmental Authority or quasi-governmental authority or (C) any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof (each, a “Change in Law”): (i) subjects such Lender to any additional Tax (other than (A) Indemnified Taxes, (B) Excluded Taxes or (C) Other Connection Taxes) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to a Lender of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with that are reflected in the definition of “Adjusted LIBOR”) or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting a Lender or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this section, which statement shall be conclusive and binding upon all parties hereto absent manifest error.
(b)    Capital Adequacy and Liquidity Adjustment. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase-in or applicability of any Law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by such Lender or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, Commitment or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy and liquidity), then from time to time, within five (5) Business Days after receipt by Borrower from Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this section, which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (A) and (B) of this section shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.
(c)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.2 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate any Lender pursuant to this Section 3.2 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender, as the case may be, notifies Borrower of the change in circumstance giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that if the change in circumstance giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 3.3    Taxes.
(a)    Survival. Each party’s obligations under this Section 3.3 shall survive the replacement or resignation of the Administrative Agent or the replacement of or any assignment of rights by Lender, the termination of the Commitments and the repayment, discharge or satisfaction of all obligations under any Loan Document.
(b)    Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Loan Documents shall (except to the extent required by Law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.
(c)    Withholding of Taxes. If any Credit Party or any other Person (acting as a withholding agent) is (in such Credit Party or other Person’s good faith discretion) required by Law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrower to any Recipient under any of the Loan Documents: (i) Borrower shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on such Recipient, as the case may be) on behalf of and in the name of such Recipient; (ii) if such Tax is an Indemnified Tax, the sum payable by such Credit Party shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment of Indemnified Taxes, such Recipient, as the case may be, receives an amount equal to the sum it would have received had no such deduction, withholding or payment been required or made; and (iii) upon request of Administrative Agent, Borrower shall deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.
(d)    FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower or Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.
(e)    Payment of Other Taxes. The Credit Parties shall timely pay to the relevant Governmental Authorities in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes. If a Credit Party pays any Other Taxes to a Governmental Authority, then such Credit Party shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of such Other Taxes promptly after payment of such Other Taxes.
(f)    Indemnification for Taxes. The Credit Parties shall jointly and severally indemnify each Recipient for the full amount of any Indemnified Taxes payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient (including any such Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.3(f)) and any reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that no indemnification payment shall be due under this Section 3.3(f) to the extent such payment is duplicative of any payment made by a Credit Party under any other provision of this Agreement or under any other Loan Document. A certificate as to the amount of such payment or liability delivered to Borrower shall be conclusive absent manifest error. Such payment shall be due within thirty (30) days after Borrower’s receipt of such certificate. Notwithstanding anything herein to the contrary, no Recipient shall be indemnified for any Indemnified Taxes hereunder that would not have been imposed but for the gross negligence or willful misconduct of the Recipient.

(g)    Tax Refund. If any party determines, in its sole discretion exercised in good faith, that it has received a refund (or the monetary benefit of a credit received in lieu of a refund) of any Indemnified Taxes (including any additional amounts pursuant to this Section 3.3), it shall pay to the indemnifying party an amount equal to such refund (or credit) (but only to the extent of indemnity payments made under this Section 3.3 with respect to the Taxes giving rise to such refund (or credit)), net of all out-ofpocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund (or credit)). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund (or credit) to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund (or credit) had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent and at such other times as required by applicable law, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.3(h)(ii) and (iii)) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent and at such other times as required by applicable Law), executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax and enables Borrower to determine whether the Lender is subject to information reporting requirements.
(iii)    Any non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or

Administrative Agent and at such other times as required by applicable Law), whichever of the following is applicable:
(A)    in the case of a non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)    executed originals of IRS Form W-8ECI (or any successor form);
(C)    in the case of a non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 attached hereto to the effect that such non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms); or
(D)    to the extent a non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3 attached hereto, IRS Form W-9, and/or other certification documents (including any successor forms) from each beneficial owner, as applicable; provided that if the non-U.S. Lender is a partnership and one or more direct or indirect partners of such non-U.S. Lender are claiming the portfolio interest exemption, such non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 attached hereto on behalf of each such direct and indirect partner; any non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and
(E)    any documentation required to be provided pursuant to Section 3.3(c).
(iv)    On or before the date that each of Goldman Sachs Lending Partners LLC and J. Aron (and any successor or replacement Agent) becomes an Agent hereunder, each of Goldman Sachs Lending Partners LLC and J. Aron shall deliver to Borrower two duly executed originals of either (i) IRS Form W-9 (or any successor form) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with Borrower to be treated as a U.S. Person (with respect to amounts received on account of any Lender from a U.S. Borrower) and IRS Form W-8ECI (or any successor form) with respect to amounts received on its own account.
(v)    Each Lender agrees that each form or certification delivered will be accurately completed and valid and that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.
(i)    Defined Terms. For purposes of this Section 3.3, the term “applicable Law” includes FATCA.
Section 3.4    Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.3, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.2, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.2 or Section 3.3) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.10;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.1(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.3, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)    such assignment does not conflict with applicable Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
Notwithstanding anything in this Section to the contrary, the Lender that acts as the Administrative Agent may not be replaced pursuant to this Section.
ARTICLE 4

SECURITY
Section 4.1    Collateral. To secure full and complete payment and performance of the Secured Obligations, Borrower shall, and shall cause each other Credit Party to, execute and deliver or cause to be executed and delivered all of the Security Documents covering the Collateral. Borrower shall, and shall cause each other Credit Party to, execute and cause to be executed such further documents and instruments, including without limitation, UCC financing statements, as Administrative Agent or the Required Lenders reasonably deem necessary or desirable to create, evidence, preserve, and perfect Collateral Agent’s Liens in the Collateral and maintain the priority thereof as required by the Loan Documents.
Section 4.2    Authorization to File Financing Statements. Borrower authorizes Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral naming Borrower as debtor.
ARTICLE 5

CONDITIONS PRECEDENT
Section 5.1    Closing Date. The effectiveness of this Agreement and the obligations of the Lenders to make Loans hereunder on the Closing Date are expressly conditioned on the satisfaction, or waiver in accordance with Section 12.12, of the following conditions on or before the Closing Date:
(a)    Loan Documents. Administrative Agent shall have received counterparts of each Loan Document, duly executed and delivered by Borrower and each other Person that is a party thereto and in such numbers as Administrative Agent or its counsel may reasonably request.
(b)    Resolutions. Administrative Agent shall have received resolutions of the governing body of each Credit Party and the Parent Guarantor, certified as of the Closing Date by a Responsible Officer of such Person, which authorize the execution, delivery, and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to be a party.
(c)    Incumbency Certificate. Administrative Agent shall have received a certificate of incumbency certified by a Responsible Officer of each Credit Party and the Parent Guarantor, certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan

Documents to which such Person is or is to be a party (including the Loan Request and certificates contemplated herein), on behalf of such Person together with specimen signatures of such individual Persons.
(d)    Constituent Documents. Administrative Agent shall have received, in respect of each Credit Party and the Parent Guarantor, sufficient copies of each Constituent Document as Administrative Agent shall request, certified as of the Closing Date by a Responsible Officer of such Person and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority.
(e)    Governmental Certificates. Administrative Agent shall have received certificates of the appropriate government officials of (i) the state of incorporation or organization of each Credit Party and the Parent Guarantor as to the existence and good standing of such Person, and (ii) any other state where a Credit Party is qualified to do business to the extent such Person owns real property located in such state or the failure to be qualified in such state could reasonably be expected to result in a Material Adverse Event. Each certificate or other evidence required by this clause (e) shall be dated within thirty (30) days prior to the Closing Date.
(f)    Governmental Authorizations and Consents. Each Credit Party and the Parent Guarantor shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
(g)    Title Assurances. The Title Requirement shall be satisfied.
(h)    First Priority Lien on Oil and Gas Properties; Direction Letters. In order to create in favor of Collateral Agent, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest on the Oil and Gas Properties of the Credit Parties in order to satisfy the Mortgage Requirement, Administrative Agent shall have received from the Credit Parties (i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering all Oil and Gas Properties, (ii) an amount necessary to cover any and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for such Oil and Gas Properties in the appropriate real estate records, and (iii) evidence reasonably satisfactory to Administrative Agent that such Mortgages encumbering such Oil and Gas Properties of the Credit Parties will be properly recorded in all places in all applicable jurisdictions. Administrative Agent shall have received Direction Letters signed by the Credit Parties, addressed in blank to each of the purchasers of production for the Credit Parties’ Oil and Gas Properties, directing all proceeds to be paid into a Controlled Account.
(i)    Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of the Secured Parties, a valid and, subject to any filings and/or recordings referred to herein, perfected First Priority security interest in all personal property of the Credit Parties subject to Article 8, if any, and/or Article 9 of the UCC, Administrative Agent (or Collateral Agent, as applicable) shall have received:

(i)    UCC financing statements naming each applicable Credit Party, as debtor, and Collateral Agent, as secured party, which are required to perfect the Liens securing the Obligations granted pursuant to the Security Documents and covering such Collateral as Administrative Agent may request;
(ii)    (A) the results of a recent search, as of a date no more than thirty (30) days prior to the Closing Date, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions required by Administrative Agent, together with copies of all such filings disclosed by such search, and (B) UCC statements (or similar documents) for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);
(iii)     a completed Collateral Questionnaire dated the Closing Date and executed by a Responsible Officer of each Credit Party, together with all attachments contemplated thereby;
(iv)    any additional evidence satisfactory to Administrative Agent of the compliance by each Credit Party with its obligations under the Security Documents (including each Person’s obligations to execute or authorize, as applicable, and deliver originals of securities, instruments and chattel paper and any agreements governing Deposit Accounts and/or Securities Accounts as provided therein); and
(v)    any other evidence that the Credit Parties shall have taken or caused to be taken all other action, executed and delivered or caused to be executed and delivered all other agreements, documents and instruments and made or caused to be made all other filings and recordings (other than as set forth herein) reasonably required by Administrative Agent in order to perfect the First Priority security interests (subject to Permitted Liens) of Collateral Agent for the benefit of the Secured Parties.
(j)    Insurance Matters. Administrative Agent shall have received a certificate from Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 7.5 is in full force and effect, together with endorsements naming such Persons as additional insureds and loss payee as and to the extent required under Section 7.5.
(k)    Opinion of Counsel. Administrative Agent shall have received copies of the favorable written opinions of counsel for each Credit Party and the Parent Guarantor and the favorable written opinions of local counsel for each Credit Party in each jurisdiction in which such Credit Party is required to grant a Mortgage, each dated as of the Closing Date and covering such matters as Administrative Agent may reasonably request and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Administrative Agent).
(l)    Closing Date Certificate. The Credit Parties shall have delivered to Administrative Agent a Closing Date Certificate, together with all attachments thereto.
(m)    Attorneys’ Fees and Expenses. Each Agent shall have received evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 12.2, to the extent invoiced in reasonable detail at least one (1) Business Day prior to the Closing Date, shall have been paid in full by Borrower.

(n)    Material Contracts. If requested by Administrative Agent or any Lender, Borrower shall deliver true and correct copies of all Material Contracts and the Affiliate Production Sale Agreement.
(o)    Closing Fees. Each Agent shall have received evidence that any other fees and amounts due and payable on or before the Closing Date have been paid, including those fees set forth in the Letter Agreement.
(p)    No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of any Lender, singly or in the aggregate, materially impairs any of the transactions contemplated by the Loan Documents, or that could be a Material Adverse Event.
(q)    No Material Adverse Event. Since December 31, 2017, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Event.
(r)    PATRIOT Act.
(i)    To the extent requested at least ten (10) days prior to the Closing Date, at least five (5) days prior to the Closing Date, each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
(ii)    At least five (5) days prior to the Closing Date, any Credit Party or Parent Guarantor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Credit Party or Parent Guarantor.
(s)    Equity Structure and Contributions. The organizational structure and capital structure of the Credit Parties shall be as set forth on Schedule 6.3.
(t)    Hedging Transactions. The Credit Parties shall be in compliance with Section 7.15 with respect to any Hedging Transactions required to be in place as of the Closing Date.
(u)    Preliminary Reserve Information. Administrative Agent shall have received the Initial Reserve Report and other information prepared by Netherland, Sewell & Associates, Inc., in each case, in form, scope and substance reasonably satisfactory to Administrative Agent and the Required Lenders, with respect to potential and existing oil and gas reserves of the Credit Parties, together with a letter from Netherland, Sewell & Associates, Inc. permitting each Lender to rely on the such reports as if addressed to and prepared for each Lender.
(v)    Pro Forma Balance Sheet; Cash Balance Statement. Administrative Agent and the Lenders shall have received the Pro Forma Balance Sheet and the Pro Forma Cash Balance Statement.
(w)    Environmental Matters. Administrative Agent and the Lenders shall have received a written environmental assessment and other information, in form, scope and substance reasonably satisfactory to Administrative Agent and the Required Lenders regarding the Credit Parties, prepared by an environmental consultant acceptable to Administrative Agent and the Required Lenders, in form, scope, and substance reasonably satisfactory to Administrative Agent and the Required Lenders, together with a letter from the environmental consultant permitting each Lender to rely on the environmental assessment as if addressed to and prepared for each Lender.
(x)    Solvency. Administrative Agent shall have received a duly executed Solvency Certificate.
(y)    Due Diligence. Other than changes occurring in the ordinary course of business, no information or materials are or should have been available to any Credit Party or the Parent Guarantor as of the Closing Date that are materially inconsistent with the material previously provided to either Agent or any Lender for its due diligence review of the Credit Parties and the Parent Guarantor. Administrative Agent and the Required Lenders shall be satisfied with all agreements relating to the Oil and Gas Properties of the Credit Parties including any and all operating agreements, marketing agreements, transportation agreements and processing agreements. Administrative Agent and the Required Lenders shall be satisfied with the projected plugging and abandonment liabilities associated with the Oil and Gas Properties of the Credit Parties including the bonding or collateralization obligations of the Credit Parties associated therewith. Administrative Agent shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and financial condition of each Credit Party and the Parent Guarantor, including a review of the Oil and Gas Properties of the Credit Parties, and all legal, financial, accounting, governmental, environmental, tax and regulatory matters.
(z)    APOD. Administrative Agent and the Required Lenders shall have approved the initial APOD.
(aa)    Loan Request. Administrative Agent shall have received in accordance with this Agreement a Loan Request, pursuant to Administrative Agent’s requirements and executed by a Responsible Officer of Borrower.
(bb)    Projections. Administrative Agent and each Lender shall have received the then current Projections.
(cc)    No Default. No Default shall have occurred and be continuing, or would result from or after giving effect to the making of the Loans on the Closing Date.
(dd)    Representations and Warranties. All of the representations and warranties contained in Article 6 and in the other Loan Documents shall be true and correct on and as of the Closing Date and after giving pro forma effect to the making of the Loans on the Closing Date, in each case with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
(ee)    Other Documentation. Administrative Agent and the Lenders shall have received all documents and instruments which they have reasonably requested to give further effect to the transactions contemplated by this Agreement and the other Loan Documents, in addition to those described above in this Section 5.1. All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent and the Required Lenders in form, substance and date.
Administrative Agent and any Lender shall be entitled, but not obligated, to request and receive, prior to the making of the Loans on the Closing Date, additional information or documentation reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing in this Section 5.1 if, in the good faith judgment of such Lender, such request is warranted under the circumstances.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES
In order to induce the Agents and the Lenders to enter into this Agreement, and the Lenders to make the Loans contemplated hereby, Borrower hereby represents and warrants to the Agents and each Lender that the following statements are true and correct as of the Closing Date (and any other date on which such representations warranties are made or deemed made):
Section 6.1    No Default. No event has occurred and is continuing which constitutes a Default.
Section 6.2    Entity Existence. Each Credit Party (a) is duly incorporated or organized, as the case may be, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority to own its Properties and to carry on its business as now being or as proposed to be conducted; (c) is qualified to do business and in good standing in every jurisdiction where its material real property assets are located and wherever necessary to carry out its material business and operations; and (d) has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.
Section 6.3    Equity Interests and Ownership. The Equity Interests of Borrower have been duly authorized and validly issued and are fully paid and, subject to statutory Law governing such entities, are non-assessable. As of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower is a party requiring, and there is no membership interest or other Equity Interests of Borrower outstanding which upon conversion or exchange would require, the issuance by Borrower of any additional membership interests or other Equity Interests of Borrower or other interest convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Borrower. Schedule 6.3 sets forth a true, complete and correct list as of the Closing Date of the name of each Credit Party and indicates its ownership (by holder and percentage interest) and type of entity, and the number and class of authorized and issued Equity Interests of such Credit Party as of the Closing Date. Except as set forth on Schedule 6.3, as of the Closing Date, no Credit Party has any Subsidiaries or any other equity investments in any other entity. All of the Equity Interests of each Credit Party (other than Borrower) have been pledged to Collateral Agent on behalf of the Secured Parties pursuant to the terms of the Pledge and Security Agreement.
Section 6.4    Due Authorization. The execution, delivery and performance of the Loan Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company or corporate, as applicable, action on the part of each Credit Party that is a party thereto.
Section 6.5    No Breach. The execution, delivery, and performance by each of the Credit Parties of this Agreement and the other Loan Documents to which such Person is or may become a party and consummation of the transactions contemplated by such Loan Documents do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under, or other action to, with or by (i) the Constituent Documents of such Person, (ii) any applicable Law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator where such violation or conflict would reasonably be expected to result in a Material Adverse Event, or (iii) any other agreement or instrument to which such Person is a party or by which it or any of its Properties is bound or subject which could reasonably be expected to result in a Material Adverse Event, or (b) constitute a default under any such agreement or instrument which could reasonably be expected to result in a Material Adverse Event, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person.
Section 6.6    Enforceability. This Agreement constitutes, and the other Loan Documents to which each Credit Party is a party, when executed and delivered, shall constitute, legal, valid, and binding obligations of such party, enforceable against such Credit Party in accordance with their respective terms, except as may be limited by equitable principles or Debtor Relief Laws.
Section 6.7    Pro Forma Balance Sheet; Projections; Debt. The unaudited pro forma balance sheet of Borrower and its consolidated Subsidiaries (the “Pro Forma Balance Sheet”), a copy of which has heretofore been furnished to Administrative Agent and each Lender, has been prepared in accordance with GAAP as if the making of the Loans on the Closing Date and the use of proceeds thereof and the payment of fees and expenses in connection with the foregoing had occurred on the most recent quarter end (the “Pro Forma Date”) for which Borrower has balances. The Pro Forma Balance Sheet has been prepared based on the best information available to Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at the Pro Forma Date, assuming that the events specified in the preceding sentence had actually occurred on the Pro Forma Date. As of the Closing Date, Borrower and its consolidated Subsidiaries have no contingent liabilities or liabilities for Taxes, long term lease or unusual forward or long term commitment, including under any farm-in, exploration or other development agreement, which in any such case is material in relation to the business, operations, properties, assets or financial condition of Borrower or such Subsidiary and has not been disclosed in the financial information or other documentation delivered to Administrative Agent prior to the Closing Date. All obligations of the Credit Parties to make Capital Expenditures to drill or otherwise develop any oil, gas or mineral properties are specified in the Approved Plan of Development. All Projections delivered by or on behalf of Borrower to Administrative Agent and each Lender have been prepared in good faith, are based on good faith estimates and assumptions made by the management of Borrower, and as of the date such Projections are delivered, management of Borrower believes that the Projections are reasonable and attainable. Other than Debt permitted by Section 8.1, the Credit Parties have no Debt. The unaudited pro forma cash balance statement of Borrower and its consolidated Subsidiaries (the “Pro Forma Cash Balance Statement”), a copy of which has heretofore been furnished to Administrative Agent and each Lender, has been prepared in accordance with GAAP as if the making of the Loans on the Closing Date and the use of proceeds thereof and the payment of fees and expenses in connection with the foregoing had occurred on the most recent month end (the “Month End Date”) for which Borrower has balances. The Pro Forma Cash Balance Statement has been prepared based on the best information available to Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated cash balance of Borrower and its consolidated Subsidiaries as at the Month End Date, assuming that the events specified in the preceding sentence had actually occurred on the Month End Date.
Section 6.8    No Material Deviation. There has been no development or event that has caused or could reasonably be expected to cause the actual result of operations or prospects of the Credit Parties to materially and adversely deviate from the results forecasted in the Projections or the Approved Plan of Development.
Section 6.9    Operation of Business. Each Credit Party possesses all material licenses, permits, consents, authorizations, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its business substantially as now conducted and as presently proposed to be conducted, and no Credit Party is in violation of any valid rights of others with respect to any of the foregoing which could reasonably be expected to result in a Material Adverse Event.
Section 6.10    Adverse Proceedings. There are no Adverse Proceedings, individually or in the aggregate, that (a) relate to any Loan Document or the transactions contemplated hereby or (b) could reasonably be expected to result in a Material Adverse Event. No Credit Party is (i) in violation of any applicable laws, or (ii) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except in each case as could not reasonably be expected to result in a Material Adverse Event.
Section 6.11    Rights in Properties; Liens.
(a)    Except as would not reasonably be expected to result in a Material Adverse Event, Each Credit Party has good and valid title to or valid leasehold interests in its Properties (other than the Oil and Gas Properties, which are addressed in clause (b) below), and none of such Properties is subject to any Lien, except Permitted Liens.
(b)    Schedule 6.11(b) sets forth a complete and accurate list of all Oil and Gas Properties owned by the Credit Parties on the Closing Date or as of the date of each update thereof required hereunder, as applicable, which is consistent with the Reserve Report most recently delivered to the Lenders, as updated by any Return Certificate, as to all Oil and Gas Properties other than those disposed of in compliance with this Agreement, showing as of the date thereof the lessor, lessee, lease date and recording information for each oil, gas and/or mineral lease in which each Credit Party has an interest, which leases shall be grouped by the applicable well or unit. Each Credit Party has Defensible Title in and to such Oil and Gas Properties, except to the extent any failure to have Defensible Title to such Oil and Gas Properties does not cause the Title Requirement to be unsatisfied. To the knowledge of the Credit Parties, the Reserve Report most recently delivered to the Lenders, as updated by any Return Certificate, accurately reflects all ownership interests, whether legal or beneficial, in such Credit Party’s purported interests in such Oil and Gas Properties contained therein.

(c)    All of each Credit Party’s material leases and agreements (other than any that are included within the Oil and Gas Properties) necessary for the conduct of the business of such Credit Party are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases that could be reasonably expected to result in the termination of any such leases that would have a material adverse effect on the business of the Credit Parties (taken as a whole).
(d)    No Oil and Gas Property with respect to which a Credit Party or its Affiliate is responsible for the marketing and production of the Hydrocarbons from such Oil and Gas Property is subject to any contractual or other arrangement (including any contractual or other arrangement maintained by an Affiliate of a Credit Party) (i) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (not in excess of 60 days) or (ii) whereby payments are made to a Credit Party other than by checks, drafts, wire transfer advises or other similar writings, instruments or communications for the immediate payment of money. Except as set forth on Schedule 6.11(d) (as may be updated from time to time by Borrower with the consent of Administrative Agent, such consent not to be unreasonably withheld unless any such update is or could reasonably be expected to be materially adverse to the Lenders based on economic terms): no Oil and Gas Property is subject to any contractual or other arrangement (including any contractual or other arrangement maintained by an Affiliate of a Credit Party) for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled on 60 days’ (or less) notice without penalty or detriment for the sale of production from the Credit Parties’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that pertain to the sale of production at a fixed price and have a maturity or expiry date longer than six (6) months from the date thereof.
(e)    The Oil and Gas Properties with respect to which a Credit Party is the operator (and all properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of the Oil and Gas Properties after the date hereof, have in the past been) maintained, operated and developed by such Credit Party, and the Credit Parties are using commercially reasonable efforts to cause the operators of any other Oil and Gas Properties to maintain, operate and develop such Oil and Gas Properties, in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable Laws and in conformity with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Oil and Gas Property and in conformity with the Permitted Liens, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Event. No Oil and Gas Property is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof and none of the wells located on the Oil and Gas Properties (or properties unitized therewith) are or will be deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders of a Governmental Authority, and such wells are bottomed under and producing from, with the well bores wholly within, the Oil and Gas Properties (or, in the case of wells located on properties unitized therewith, such unitized properties).
(f)    With respect to Oil and Gas Properties where a Credit Party is the operator, such Person is duly qualified in the jurisdictions in which such Oil and Gas Properties are located to serve as operator thereof and the rights and such Properties presently owned, leased or licensed by such Credit Party including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit such Credit Party to conduct its business for such Properties in substantially the same manner as being conducted on the date hereof. To Borrower’s knowledge, with respect to Oil and Gas Properties where another Person is the operator, such Person is duly qualified in the jurisdictions in which such Oil and Gas Properties are located to serve as operator thereof the rights and such Properties presently owned, leased or licensed by a Credit Party, or such operator, including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit such Credit Party, or such operator, to conduct its business for such Properties in substantially the same manner as being conducted on the date hereof.
(g)    There are no outstanding preferential rights to purchase or consents to assignment affecting the Credit Parties’ interests in Oil and Gas Properties that have not been disclosed to Administrative Agent in Schedule 6.11(g).
Section 6.12    Taxes. Each Credit Party has filed all Tax returns (federal, state and local) required to be filed, including all income, franchise, employment, Property, and sales tax returns, and has paid all of its liabilities for Taxes that are due and payable, other than (i) Taxes the payment of which is being contested in good faith and by appropriate proceedings and reserves for the payment of which are being maintained in accordance with GAAP or (ii) where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Event. Borrower knows of no pending investigation of it by any taxing authority or of any pending but unassessed Tax liability of any Credit Party.
Section 6.13    Use of Proceeds; Margin Securities. The proceeds of the Loans made hereunder shall be used by Borrower as provided in Section 2.2(a). No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.
Section 6.14    Governmental Regulation. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Debt or pledge its assets or which may otherwise render all or any portion of the Obligations unenforceable. No Credit Party is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, or (b) a “utility” under the Laws of any jurisdiction wherein such Person is required to qualify to do business.
Section 6.15    Employee Matters. No Credit Party has committed any material unfair labor practice as defined in the National Labor Relations Act. Except as could not reasonably be expected to result in a Material Adverse Event, there has not been and is (a) no unfair labor practice charge or complaint pending against a Credit Party, or to the best knowledge of Borrower, threatened against any of them before the National Labor Relations Board or any other Governmental Authority and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or similar agreement that is so pending against any Credit Party or to the best knowledge of Borrower, threatened against it, (b) no labor dispute, strike, lockout, slowdown or work stoppage in existence or threatened against, involving or affecting any Credit Party, (c) no labor union, labor organization, trade union or works council that represents or claims to represent any

Credit Party’s employees, and none have made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other Governmental Authority, (d) no union representation question existing with respect to any of the employees of any Credit Party and no labor union organizing activity with respect to any employees of any Credit Party that is taking place, and (e) no settlement agreement, order, conciliation agreement, letter of commitment, deficiency letter, decision, awards finding or consent decree with any present or former employee or applicant for employment, labor union or other employee representative, or any governmental agency or arbitrator relating to claims of unfair labor practices, employment discrimination, or other claims with respect to employment or labor practices and policies.
Section 6.16    Disclosure.
(a)     No written statement, information, report, representation, or warranty made by any Credit Party in this Agreement or in any other Loan Document or furnished to either Agent or any Lender in connection with this Agreement or any other Loan Document or any of the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower which could reasonably be expected to result in a Material Adverse Event that has not been disclosed in writing to Administrative Agent and each Lender.
(b)    As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
Section 6.17    Governmental Consents. The execution, delivery and performance by Credit Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.
Section 6.18    Default Under Agreements. No Credit Party is in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.
Section 6.19    Compliance with Laws. Except to the extent provided in Section 6.21 with respect to Environmental Laws, no Credit Party is in violation of any Law, rule, regulation, order, or decree of any Governmental Authority or arbitrator, to the extent that such violation could reasonably be expected to result in a Material Adverse Event.
Section 6.20    [Intentionally Omitted].

Section 6.21    Environmental Matters. Except for matters described in the environmental assessment delivered to Administrative Agent and each Lender prior to the Closing Date:
(a)    Each Credit Party, and all of its Properties, assets, and operations are in compliance with all Environmental Laws, except to the extent the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Event. No Credit Party is aware of, nor has any Credit Party received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of any Credit Party with all Environmental Laws to the extent such interference could reasonably be expected to result in a Material Adverse Event;
(b)    Each Credit Party has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and each Credit Party is in compliance with all of the terms and conditions of such permits, except to the extent the failure to comply with or obtain, or maintain in full force and effect, such permits, licenses and authorizations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Event;
(c)    To the knowledge of Borrower, no Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the Properties or assets of any Credit Party which could reasonably be expected to result in a Material Adverse Event. Each Credit Party makes and intends to make use of its Properties and assets in conformity with the standards of a reasonably prudent operator with respect to the use, generation, storage, transportation, accumulation, disposal and Release of any Hazardous Material on, in, or from any of its Properties or assets;
(d)    Neither any Credit Party nor any of its currently or previously owned or leased Properties or operations is subject to any outstanding or, to the knowledge of Borrower, threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;
(e)    To the knowledge of Borrower, there are no conditions or circumstances associated with the currently or previously owned or leased Properties or operations of any Credit Party that could reasonably be expected to give rise to any material Environmental Liabilities for any Credit Party or any future owner, operator, or manager of such Properties;
(f)    No Credit Party is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state Law. Each Credit Party is in compliance with all applicable financial responsibility requirements of all Environmental Laws;
(g)    No Credit Party has failed to file any notice required under applicable Environmental Law reporting a Release which failure would reasonably be expected to result in a Material Adverse Event. Except as disclosed on Schedule 6.21 (which may be updated by the Borrower from time to time with the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld), no Credit Party has filed any notice required under applicable Environmental Law reporting a Release, which failure would reasonably be expected to result in material liabilities to such Credit Party; and
(h)    No Lien arising under any Environmental Law has attached to any property or revenues of any Credit Party.

Section 6.22    Intellectual Property. All material Intellectual Property owned or used by the Credit Parties is listed, together with application or registration numbers, where applicable, in Schedule 6.22. Each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could not reasonably be expected to result in a Material Adverse Event.
Section 6.23    Foreign Assets Control Regulations and Anti-Money Laundering. Each Credit Party is in compliance with all applicable economic sanctions Laws, Executive Orders and implementing regulations as promulgated by OFAC and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act (collectively, “Sanctions Laws”). Neither any Credit Party nor any Affiliate of any Credit Party or, to the knowledge of Borrower, any employees, agents or advisors of the foregoing (a) is a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (b) is a Person who is otherwise the target of United States economic sanction Laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, or (c) is controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of United States economic sanctions prohibitions such that the entry into, or performance under, this Agreement, any other Loan Document would be prohibited under United States Law. No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of financing any activities or business of or with any Person or in any country or territory in violation of any Sanctions Laws.
Section 6.24    PATRIOT Act. Each Credit Party and each of its Affiliates are in compliance with the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended), and all other enabling legislation or executive order relating thereto, (b) the PATRIOT Act, and (c) all other federal or state Laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
Section 6.25    Insurance. The properties of the Credit Parties are adequately insured with financially sound and reputable insurance companies not Affiliates of any Credit Party, in such amounts, with such deductibles and covering such risks as are customarily carried in conformity with prudent industry practice by companies in the oil and gas industry owning similar properties in localities where the applicable Credit Party operates.

Section 6.26    Solvency. The Credit Parties, taken as a whole, are Solvent and have not entered into any transaction with the intent to hinder, delay or defraud a creditor.
Section 6.27    Security Documents and Margin Balance. The provisions of the Security Documents are effective to create in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable First Priority Lien (subject, in respect of the First Priority status of such Lien only, to Permitted Liens and such other exceptions as may be set forth in the Security Documents or as Administrative Agent may approve from time to time) on all right, title and interest of each Credit Party party thereto in the Collateral. Section 2.2(b) is effective to create in favor of Administrative Agent for the benefit of the Lenders a legal, valid and enforceable first priority Lien on all right, title and interest of Borrower in the Margin Balance. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect such Liens in the Collateral or in the Margin Balance.
Section 6.28    Businesses. The Credit Parties are presently engaged directly in the business of oil and gas acquisition, exploration, development and production.
Section 6.29    Gas Balancing Agreements and Advance Payment Contracts. As of the Closing Date, (a) there is no Material Gas Imbalance, and (b) there are no Advance Payments received by the Credit Parties under Advance Payment Contracts which have not been fully satisfied.
Section 6.30    Material Contracts. Schedule 6.30 sets forth a complete and correct list of all agreements in effect or to be in effect on the Closing Date and on the date of each update thereof required hereunder, to which any Credit Party is a party and to the extent that a default, breach, termination or other impairment thereof could reasonably be expected to cause a Material Adverse Event (each, a “Material Contract”).
Section 6.31    Hedging Transactions. Schedule 6.31 sets forth a complete and correct list of all Hedging Transactions entered into by any Credit Party in effect or to be in effect on the Closing Date and on the date of each update thereof required hereunder, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes) and the counterparty thereto.
Section 6.32    ERISA Compliance.
(a)    Each Employee Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS (or if a prototype plan, may rely on an opinion letter) to the effect that the form of such Employee Benefit Plan is qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code.  To the best knowledge of the Credit Parties, nothing has occurred that would prevent or cause the loss of such tax qualified status.  There are no pending or, to the best knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Employee Benefit Plan that could reasonably be expected to result in a Material Adverse Event.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Employee Benefit Plan that has resulted or could reasonably be expected to result in a Material Adverse Event.
(b)    (i) No ERISA Event has occurred, and no Credit Party nor any of its ERISA Affiliates is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; ; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is eighty percent (80%) or higher and, as of the most recent valuation date, no Credit Party nor any of its ERISA Affiliates knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below eighty percent (80%); (iii) no Credit Party nor any of its ERISA Affiliates has incurred any material liability to the PBGC other than for the payment of premiums, and there are no material premium payments which have become due that are unpaid; (iv) no Credit Party nor any of its ERISA Affiliates has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(c)    No Credit Party nor any of its ERISA Affiliates maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan or Multiemployer Plan, other than those listed on Schedule 6.32 hereto.
(d)    The underlying assets of each Credit Party do not constitute “plan assets” subject to ERISA or Section 4975 of the Code.
Section 6.33    Names and Places of Business. No Credit Party has, during the five years preceding the Closing Date, been known by or used any other trade or fictitious name, except as disclosed in Schedule 6.33. The chief executive office and principal place of business of each Credit Party as of the Closing Date is located at the address of such Credit Party set out in Schedule 6.33. Except as indicated in Schedule 6.33, no Credit Party has had any other office or place of business prior to the Closing Date. Each Credit Party’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and Federal Taxpayer Identification Number is stated on Schedule 6.33 (or as set forth in a notice delivered pursuant to this Agreement).
ARTICLE 7

AFFIRMATIVE COVENANTS
Borrower hereby agrees that, until the Termination Date, Borrower shall perform, and shall cause each other Credit Party to perform, all covenants in this Article 7.
Section 7.1    Reporting Requirements. Borrower will furnish to Administrative Agent:

(a)    Drilling Reports.
(i)    On a weekly basis during any period in which the Credit Parties are conducting drilling activities on the Oil and Gas Properties (and otherwise on a monthly basis), reports on active field operations, including but not limited to any drilling, completions, well workovers, installation, modification or repair of surface facilities and flowlines, and pipeline hookups, including information related to pipe depth, completion percentage, updated spud date or date of first production (as applicable) and such other information as may be reasonably requested, in form and substance satisfactory to Administrative Agent and the Required Lenders; and
(ii)    On a weekly basis while flowback crews are flowing initial production (and otherwise on a monthly basis), weekly (or monthly, as applicable) production reports, on a well by well and cumulative basis for all wells then in production; provided, that such reports with respect to Oil and Gas Properties that are not operated by a Credit Party shall be provided by Borrower as promptly as practicable so long as Borrower is using commercially reasonable efforts (which include the exercise of such Credit Party’s information rights under any joint operating agreement or similar agreement relating to such Oil and Gas Properties) to obtain such reports or other information from such operator;
(b)    Monthly Reports. As soon as available and in any event within forty-five (45) days after the end of each calendar month, a report summarizing, as requested by Administrative Agent or any Lender, (i) the gross volume of sales and actual production during such month from all of the Oil and Gas Properties of the Credit Parties and current prices being received for such production, (ii) detailed determinations of costs and such other information as may be reasonably requested by Administrative Agent or any Lender, (iii) lease operating expenses (separated by category of expense) and Permitted Expenditures paid or incurred during such month and (iv) the Projections for the upcoming month;
(c)    Borrower Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the last day of each of the first three fiscal quarters of each fiscal year of Borrower, a copy of an unaudited financial report of Borrower and its consolidated Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by a Responsible Officer of Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to the absence of footnotes and to year-end adjustments) the financial condition and results of operations of Borrower and its consolidated Subsidiaries, as of the dates and for the periods indicated therein;
(d)    Borrower Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the last day of each fiscal year of Borrower, beginning with the fiscal year ending December 31, 2018, (i) a copy of the annual unaudited financial report of Borrower and its consolidated Subsidiaries for such fiscal year containing balance sheets and statements of income, retained earnings, and cash flow as of the end of such fiscal year and for the twelve (12)-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and certified by Responsible Officer of Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to the absence of footnotes) the financial condition and results of operations of Borrower and its consolidated Subsidiaries, as of the dates and for the periods indicated therein and (ii) a copy of the annual financial report of Parent Guarantor and its consolidated Subsidiaries for such fiscal year containing balance sheets and statements of income, retained earnings, and cash flow as of the end of such fiscal year and for the twelve (12)-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and reviewed and certified by independent certified public accountants of recognized standing, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope; provided that such annual report contemplated by clause (ii) hereof shall be deemed delivered when filed with the SEC on EDGAR;
(e)    Compliance Certificate. (i) With respect to the Compliance Certificate required to be delivered for the fiscal year ending December 31, 2018, on or before April 30, 2019 and (ii) thereafter, concurrently with the delivery of each of the financial statements referred to in Section 7.1(c) and Section 7.1(d), a duly executed and completed Compliance Certificate;
(f)    Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to any Credit Party or Parent Guarantor by independent certified public accountants in connection with financial statements of such Credit Party or Parent Guarantor;
(g)    Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters relating to any Properties of the Credit Parties or which relate to any environmental liabilities of any Credit Party relating to a matter that could reasonably be expected to result in a Material Adverse Event.
(h)    Statements of Reconciliation after Change in Accounting Principles. If there is any change in accounting principles and policies (or the application thereof), of the financial statements from the statements first delivered pursuant to Section 7.1(c) or Section 7.1(d), the statements delivered after the date of the change will include those statements required by GAAP for such change.
(i)    Notice of Litigation. Promptly upon any Responsible Officer of Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Administrative Agent and the Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to result in a Material Adverse Event, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby or by any other Loan Document, written notice thereof together with such other information as may be reasonably available to Borrower to enable Administrative Agent and the Lenders and their counsel to evaluate such matters;
(j)    Notice of Default and Other Events. Within three (3) Business Days of any Responsible Officer of Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Credit Party with respect thereto; (ii) that any Person has given any notice to any Credit Party or taken any other action with respect to any event or condition set forth in Section 7.1(y); (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Event, a certificate of a Responsible Officer of Borrower specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition, and what action Borrower or other applicable Credit Party has taken, is taking and proposes to take with respect thereto; or (iv) any change in information provided in the Beneficial Ownership Certification that would result in a change to the list of Beneficial Owners identified in parts (c) or (d) of such certification;
(k)    ERISA Reports. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the applicable Credit Party or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) all notices received by any Credit Party or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (2) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent or any Lender shall reasonably request;
(l)    [Intentionally Omitted].
(m)    Acquisitions and Dispositions of Oil and Gas Properties. Concurrently with each Reserve Report delivered under subsection (o) below, a list and description showing the lessor, lessee, lease date, recording information and legal description for each oil, gas and/or mineral lease (which leases shall be grouped by the applicable well or unit) and a sufficient description of any other Oil and Gas Property in which any Credit Party acquired an interest or Disposed of since the delivery to Administrative Agent of the immediately previous Reserve Report;
(n)    Annual Budget. Not later than 30 days after the end of each fiscal year (beginning with the fiscal year ending December 31, 2018), a budget substantially in the form attached hereto as Exhibit K for Borrower and its consolidated Subsidiaries with respect to the immediately following fiscal year.
(o)    Reserve Reports.
(i)    (A) On or before March 1 of each year (or the next Business Day thereafter if such day is not a Business Day), a Reserve Report prepared by an Independent Engineer as of the immediately preceding December 31 and on or before September 1 of each year (or the next Business Day thereafter if such day is not a Business Day), an Internal Report as of the immediately preceding June 30, (B) during the first or second calendar quarter of the 2019 calendar year, within thirty (30) days (or such longer period agreed to by the Administrative Agent in its sole discretion) following written request therefor by Administrative Agent, a single Reserve Report generated by Borrower from its internal reserve assessment of the Oil and Gas Properties of the Credit Parties, at Borrower’s sole cost and expense, as of the first day of the month during which Borrower receives such request and certified by a Responsible Officer of Borrower (an “Internal Report”), and (C) within forty-five (45) days following written request therefor by Administrative Agent, a Reserve Report prepared by an Independent Engineer at Borrower’s sole cost and expense as of the first day of the month during which Borrower receives such request (an “Interim Report”); provided, however, that (I) Administrative Agent may request, at Borrower’s sole cost and expense, only one Interim Report per calendar year, with any additional requests for updated Reserve Reports during any such period to be at Administrative Agent’s sole cost and expense and (II) with respect to any Interim Report, if the Independent Engineer at any time indicates that it will not be able to deliver such Interim Report within forty-five (45) days of such request, the Administrative Agent may either (x) on behalf of and at the Borrower’s sole cost and expense, engage a different Independent Engineer to deliver such Interim Report; provided, further, that if an Independent Engineer does not deliver an Interim Report within the forty-five (45) day period required under this Section 7.1(o)(i)(C), no Default be deemed to have occurred so long as Borrower is promptly furnishing information reasonably requested by such Independent Engineer or the Administrative Agent in connection therewith or (y) require that such Interim Report be an Internal Report; provided, further, that after the occurrence and during the continuance of a Default or Event of Default, Administrative Agent may, from time to time, request such Reserve Reports at the sole cost and expense of Borrower, in each case together with an accompanying report on, since the date of the last Reserve Report previously delivered hereunder, Oil and Gas Property sales, Oil and Gas Property purchases and changes in categories concerning the Oil and Gas Properties which have attributable to them proved reserves and containing information and analysis with respect to the proved reserves of the Credit Parties as of the date of such report and the PDP Present Value;
(ii)    With the delivery of each Reserve Report, a certificate from a Responsible Officer of Borrower certifying that in all material respects: (A) with respect to an Internal Report and, to the knowledge of Borrower with respect to a Reserve Report delivered by an Independent Engineer, the information (other than projections or estimates) contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects, and, in the case of the Internal Report, such report has been prepared in all material respects in accordance with procedures customarily used in the Third Party Report, (B) the Credit Parties own Defensible Title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Permitted Liens, (C) except as otherwise specifically prescribed herein and, with respect to any Oil and Gas Properties not operated by a Credit Party, to the knowledge of the Borrower, on a net basis there are no Material Gas Imbalances, take or pay or other prepayments with respect to its interests in the Oil and Gas Properties evaluated in such Reserve Report which would require any Credit Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (D) a list of all Persons purchasing Hydrocarbons from the Credit Parties, and none of their Oil and Gas Properties reflected on the most recently delivered Reserve Report have been sold, transferred or otherwise disposed of except as disclosed to Administrative Agent in writing, (E) attached to the certificate is a list of all marketing agreements for Hydrocarbons with respect to which the Credit Parties handle marketing (other than any marketing agreements involving less than 1,000,000 cubic feet per day of production in the aggregate) entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report, (F) in the case of an Internal Report, and, to the knowledge of Borrower with respect to a Reserve Report delivered by an Independent Engineer, the projections and estimates contained in the Reserve Report are made in good faith and based on reasonable assumptions, (G) attached to the certificate is an update to Schedule 6.31, and a WI/NRI Schedule, subject to adjustments pursuant to the definition of “Defensible Title”, and (H) any other information as to the operations of the Credit Parties as reasonably requested by Administrative Agent and such additional data and information concerning pricing, quantities, volume of production and production imbalances from or attributable to the Oil and Gas Properties with respect thereto as Administrative Agent may reasonably request; and
(iii)    With delivery of each Reserve Report, a Production Report.
(p)    Lease Operating Statements. Together with each Reserve Report delivered under subsection (o) above and at any other time requested by Administrative Agent, a Lease Operating Statement;
(q)    Updated Schedules. Within thirty (30) days after each request from Administrative Agent, updates to Schedules 6.11(b), 6.30 and 6.31 of this Agreement, upon which delivery Borrower shall be deemed to have made all applicable representations and warranties with respect thereto contained in the applicable Loan Documents;
(r)    Material Gas Imbalance; Advance Payments. Promptly upon the occurrence thereof, notice to Administrative Agent of any Material Gas Imbalance or Advance Payment in violation of Section 8.19 hereof;

(s)    Tax Returns. Within thirty (30) days after each request by Administrative Agent, complete copies of the federal and state income Tax returns most recently filed by any Credit Party with any Governmental Authority;
(t)    Hedging Reports. As soon as available, and in any event within 30 days after the end of each calendar month, Borrower shall furnish a report (in form and detail satisfactory to Administrative Agent) describing all Hedging Transactions of the Credit Parties, setting forth the type, term, effective date, termination date and notional amounts or volumes and the counterparty to each such Hedging Transaction; provided that this clause shall not permit any Credit Party to enter into a Hedging Transaction not otherwise permitted by this Agreement.
(u)    Accounts Receivable and Payable. Within fifteen (15) days following each reasonable request (or, if an Event of Default exists and is continuing, within fifteen (15) days following each request) by Administrative Agent (or such longer period as agreed to by Administrative Agent in its sole discretion), a report setting forth all accounts receivable and accounts payable of the Credit Parties as of the date specified in such request, such report to show the age of such accounts and such other information as Administrative Agent shall reasonably request;
(v)    Insurance. Within ten (10) Business Days (or such longer period as agreed to by Administrative Agent in its sole discretion) after any material change in insurance coverage by any Credit Party from that previously disclosed to Administrative Agent, a report describing such change, and, within thirty (30) days after each request by Administrative Agent, certificates of insurance from the insurance companies insuring the Credit Parties, describing such insurance coverage;
(w)    Purchasers of Production. Within ten (10) Business Days after receipt of each request from Administrative Agent, a report setting forth the identities and addresses of all Persons remitting to any Person who has executed a Mortgage proceeds from the sale of Hydrocarbon production from or attributable to Collateral;
(x)    Production Reports. Within thirty (30) days after receipt of each request from Administrative Agent, a Production Report;
(y)    Notice Regarding Material Contracts. Promptly, and in any event within ten (10) Business Days (or such longer period as agreed to by Administrative Agent in its sole discretion) after (i) any Material Contract or the Affiliate Production Sale Agreement is terminated or amended in a manner that is materially adverse to any Credit Party, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by a Credit Party with the intent of avoiding compliance with this subsection), and an explanation of any actions being taken with respect thereto;
(z)    Updated Collateral Questionnaire. Within 30 days after the request of the Administrative Agent (but no more than once per calendar year), an updated Collateral Questionnaire;
(aa)    Minimum Liquidity Reports. As soon as available, and in any event within 30 days after the end of each calendar month, Borrower shall furnish a report (in form and detail satisfactory to Administrative Agent) describing the amount of Unrestricted Cash as of the last day of such calendar month, provided that if J. Aron is the only Lender at any time such report is delivered, such report shall not be required to include the Margin Balance.

(bb)    General Information. Promptly, (i) such other information concerning any Credit Party, or any covenant, provision or condition of any Loan Document, in each case as Administrative Agent may from time to time reasonably request; or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.
Section 7.2    Maintenance of Existence; Conduct of Business. Each Credit Party shall preserve, renew and maintain (i) its existence, and (ii) all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business, except in the case of clause (ii) above, to the extent a failure to so preserve and maintain could not be reasonably expected to result in a Material Adverse Event. Each Credit Party shall conduct its business in all material respects in an orderly and efficient manner in accordance with good business practices.
Section 7.3    Maintenance and Operation of Properties.
(a)    Each Credit Party shall at all times maintain, develop and operate the Oil and Gas Properties in a manner consistent with that of a reasonably prudent operator and keep and maintain all leases, estates and interests constituting Oil and Gas Properties and all material contracts and agreements relating thereto in accordance with the terms thereof and not permit the same to lapse or otherwise become impaired for failure to comply with the obligations thereof, whether express or implied, except for immaterial breaches, lapses or impairments that do not materially impair the ability of the Credit Parties to own and operate the Oil and Gas Properties; provided that this provision shall not prevent any Credit Party from abandoning and releasing any such leases upon their termination as the result of cessation of production in commercial quantities or the expiration of such leases in the ordinary course of the Credit Parties’ business.
(b)    Each Credit Party shall, in a manner consistent with that of a reasonably prudent operator, promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged in all material respects, all rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to the Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.
(c)    Each Credit Party shall, in a manner consistent with that of a reasonably prudent operator, promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards in all material respects, the obligations required by each and all of the assignments, deeds, leases, sub leases, contracts and agreements affecting its interests in the Oil and Gas Properties.
(d)    Each Credit Party shall, in a manner consistent with that of a reasonably prudent operator, at all times maintain, preserve and keep all operating equipment used or useful with respect to the Oil and Gas Properties in proper repair, working order and condition (ordinary wear and tear excepted), and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto as would a reasonably prudent operator.
(e)    Each Credit Party shall comply in all material respects with all Laws applicable to or relating to the Oil and Gas Properties or the production and sale of Hydrocarbons therefrom and all applicable proration and conservation Laws of the jurisdictions in which such Properties are located.
(f)    With respect to the Oil and Gas Properties that are operated by operators other than a Credit Party, each Credit Party shall use commercially reasonable efforts to cause such operators to perform the undertakings required under Section 7.3(a)-(e), and so long as the Credit Parties are using such commercially reasonable efforts, no actions or inactions by an operator of Oil and Gas Properties other than the Credit Parties shall constitute a breach of Sections 7.3(a)-(e).
(g)    Each Credit Party will carry out its sales of production, operate the Oil and Gas Properties, and otherwise deal with the Oil and Gas Properties and the production therefrom, or, if applicable, use commercially reasonable efforts cause its applicable operator to do so, as is necessary to cause the representations and warranties in Section 6.11 to remain true and correct at, and as of, all times that this Agreement is in effect (and not just at, and as of, the times such representations and warranties are made).
Section 7.4    Taxes and Claims. Each Credit Party shall pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by Law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except where the failure to do so would not reasonably be expected to result in material liabilities to a Credit Party; provided, (a) no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will file or consent to the filing of any consolidated income tax return, except for any such return of a group of which a Credit Party, Parent Guarantor, a Subsidiary of Parent Guarantor or any Person that directly or indirectly owns Equity Interests in the Borrower as a result of a Permitted Equity Transaction is the common parent.
Section 7.5    Insurance.
(a)    Each Credit Party shall maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is customarily carried in conformity with prudent industry practice by companies in the oil and gas industry owning similar Properties in the same general areas in which such Credit Party operates; provided that in any event each Credit Party will maintain workmen’s compensation insurance, property insurance and comprehensive general liability insurance in conformity with prudent industry practice; provided further that the Credit Parties shall maintain the types of insurance policies with at least the coverage amounts as in effect on the Closing Date. Each insurance policy covering Collateral shall name Collateral Agent, for the benefit of the Secured Parties, as loss payee, where applicable, and each insurance policy covering liabilities shall name each Secured Party as an additional insured as their interests may appear, and Borrower shall use commercially reasonable efforts to ensure that each such insurance policy shall be primary and non-contributory, waive the insurers’ rights to subrogate against the Secured Parties, and provide that such policy will not be cancelled or reduced without thirty (30) days prior written notice to each Agent. Notwithstanding the foregoing, Borrower shall notify each Agent as promptly as possible of any reduction or cancellation of any such policy (and when commercially reasonable, at least 30 days before any such policy is cancelled or reduced).

(b)    All proceeds of insurance in excess of $1,000,000 in the aggregate shall be paid over to Administrative Agent for application to the Secured Obligations under the Loan Documents, unless Administrative Agent otherwise agrees in writing in its sole discretion.
(c)    If Administrative Agent agrees in writing, in its sole discretion, then Borrower or the other applicable Credit Party may apply the net proceeds of a casualty or condemnation (each a “Loss”) in excess of $1,000,000 in the aggregate to the repair, restoration, or replacement of the assets suffering such Loss, so long as (i) such repair, restoration, or replacement is completed within one hundred eighty (180) days after the date of such Loss (or such longer period of time agreed to in writing by Administrative Agent), (ii) while such repair, restoration, or replacement is underway, all of such net proceeds are on deposit with Collateral Agent in a separate Deposit Account over which Collateral Agent, for the benefit of the Secured Parties, has sole dominion and control, and (iii) such Loss did not cause an Event of Default. If an Event of Default occurs pursuant to which Administrative Agent and the Lenders exercise their rights to accelerate the Obligations under the Loan Documents as provided in Section 10.2 or such repair, restoration, or replacement is not completed within one hundred eighty (180) days of the date of such Loss (or such longer period of time agreed to in writing by Administrative Agent), then Administrative Agent (upon the direction of the Required Lenders) may immediately and without notice to any Person apply all of such net proceeds to the Secured Obligations, regardless of any other prior agreement regarding the disposition of such net proceeds.
(d)    Application of any insurance proceeds by Administrative Agent pursuant to Section 7.5(b) or (c) shall not be subject to the provisions of Section 2.7(a).
Section 7.6    Inspection Rights. At any reasonable time (but not more than once per calendar quarter unless an Event of Default has occurred and is continuing) during regular business hours and with reasonable notice, each Credit Party shall permit representatives of each Agent (a) to examine, inspect, review, evaluate and make physical verifications and appraisals of the Mortgaged Properties and other Collateral in any manner and through any medium that such Agent considers advisable, (b) to examine, copy, and make extracts from its books and records, (c) to visit and inspect its Properties, and (d) to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants, in each instance, at Borrower’s sole cost and expense.
Section 7.7    Keeping Books and Records. Each Credit Party shall maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.
Section 7.8    Lenders Meetings. Each Credit Party will, upon the request of Administrative Agent, participate in a meeting of Administrative Agent and the Lenders at such time as may be agreed to by Borrower and Administrative Agent; provided that Administrative Agent shall not request more than one such meeting in any six calendar month period unless an Event of Default has occurred and is continuing.
Section 7.9    Compliance with Laws. Each Credit Party shall comply with all applicable Laws and decrees of any Governmental Authority or arbitrator, to the extent that such violation could reasonably be expected to result in a Material

Adverse Event. Each Credit Party shall maintain at all times all consents or approvals required from the United States or any state of the United States (or other applicable Governmental Authorities) necessary to grant to Collateral Agent, for the benefit of the Secured Parties, a Lien on the Oil and Gas Properties.
Section 7.10    Compliance with Material Contracts. Each Credit Party shall comply in all material respects with all Material Contracts binding on it or affecting its Properties or business and the Affiliate Production Sale Agreement.
Section 7.11    Further Assurances. Each Credit Party shall execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by the Lenders or either Agent to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of the Lenders or Collateral Agent, for the benefit of the Secured Parties, as applicable. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Lenders or either Agent may reasonably request from time to time to ensure that the Secured Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Credit Parties.
Section 7.12    ERISA. Each Credit Party shall comply with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder, except where the failure to do so would not reasonably be expected to result in a Material Adverse Event.
Section 7.13    Title Assurances; Additional Mortgaged Properties.
(a)    Within thirty (30) days (or such longer period agreed to by the Administrative Agent in its sole discretion) of the delivery to Administrative Agent of each Reserve Report, the Credit Parties will cause the Title Requirement to be satisfied.
(b)    Except to the extent the Title Requirement would otherwise be satisfied, if, at any time, Administrative Agent reasonably determines that any title defect or exception exists (other than a Permitted Lien) with respect to any Credit Party’s Oil and Gas Properties that are the subject of a Title Requirement, Borrower shall, within thirty (30) days of notice thereof from Administrative Agent (as such period may be extended by Administrative Agent in its sole discretion), either (i) cure such title defect or exception (including any such defect or exception as to priority) raised by such information to the extent reasonably necessary to provide Defensible Title or (ii) deliver title information in form and substance reasonably acceptable to Administrative Agent so that the Title Requirement is satisfied.
(c)     (i) Within thirty (30) days (or such longer period agreed to by the Administrative Agent in its sole discretion) of the delivery to Administrative Agent of each Reserve Report, (ii) with respect to any Oil and Gas Properties acquired pursuant to a Permitted Acquisition that is not an Immaterial Acquisition, within thirty (30) days (or such longer period agreed to by the Administrative Agent in its sole discretion) of the acquisition of any Oil and Gas Property after the Closing Date by any Credit Party, the Credit Parties will cause the Mortgage Requirement to be satisfied and (iii) with respect to any Oil and Gas Properties acquired pursuant to an Immaterial Acquisition, within thirty (30) days (or such longer period agreed to by the Administrative Agent in its sole discretion) of the delivery of the Compliance Certificate delivered for the fiscal quarter in which such Oil and Gas Properties are acquired, the Credit Parties will cause the Mortgage Requirement to be satisfied. In the event that the aggregate amount of all Immaterial

Acquisitions during a fiscal quarter exceeds $2,000,000 (calculated based on consideration), (x) the Credit Parties shall have the right to re-set the Immaterial Acquisition basket for such fiscal quarter by delivering to Administrative Agent duly executed Mortgages with respect to the Oil and Gas Properties acquired pursuant to such Immaterial Acquisitions during such fiscal quarter (the “Immaterial Acquisition Basket Re-Set Right”) and (y) on the date the Credit Parties comply with the requirement in the foregoing clause (x), the Credit Parties shall be deemed to have not yet made any Immaterial Acquisitions during such fiscal quarter.
Section 7.14    Approved Plan of Development. The Credit Parties will (a) use commercially reasonable efforts to develop the Oil and Gas Properties in accordance with the Approved Plan of Development, and (b) except to the extent regulatory approval has not yet been obtained, have each producing and injection well that is hereafter completed by the Credit Parties put into operation. The Credit Parties will obtain and bear the cost for the services of all engineering and professional staff and other Persons needed to prudently execute the Approved Plan of Development. Promptly following knowledge of a Responsible Officer of Borrower that any of the projections in the Approved Plan of Development could reasonably be expected to be inaccurate or misleading in any material respect, including as a result of actual well performance materially below the performance projected in the Approved Plan of Development, Borrower shall deliver to Administrative Agent an updated APOD, evidencing such amendments and modifications to the Approved Plan of Development as are reasonably necessary to correct such inaccurate or misleading information and remedy any such underperformance (which shall be subject to the review and approval of Administrative Agent and the Required Lenders to be exercised in their commercially reasonable discretion).
Section 7.15    Commodity Hedging Transactions.
(a)    Minimum Hedging. Within five (5) Business Days after (i) prior to the APOD Completion Date, the approval of a Return Certificate for the drilling of a well that will be operated by a Credit Party pursuant to the APOD, (ii) prior to the APOD Completion Date, notice from the operator of a well that is not operated by a Credit Party that sales of Hydrocarbons from such well have commenced and (iii) from and after the APOD Completion Date, the delivery of each Reserve Report hereunder (each such date, the “Hedging Transaction Date”), the Credit Parties shall enter into and thereafter maintain their position in one or more Acceptable Commodity Hedging Transactions consisting of fixed price swaps or collars and covering aggregate notional volumes of not less than 75% of Projected Production for each month following the Hedging Transaction Date through the later of (x) the date twenty-seven (27) months after the date such well commences production and (y) the Maturity Date. Any swaps or collars utilized to comply with this Section 7.15 must have a fixed price paid to the Credit Parties (for swaps) or floor price paid to the Credit Parties (for collars) that would satisfy the internal rate of return set forth in the Return Certificate. Within five (5) Business Days after each Hedging Transaction Date, the Credit Parties shall enter into and thereafter maintain their position in one or more Acceptable Commodity Hedging Transactions consisting of basis differential hedges covering aggregate notional volumes of not less than 75% of Projected Production for each month following the Hedging Transaction Date on a rolling 12-month basis through the later of (x) the date twenty-seven (27) months after the date such well commences production and (y) the Maturity Date.
(b)    Unwinding Hedges. If at time any Credit Party is party to Commodity Hedging Transactions related to a quantity of Hydrocarbons owned by such Credit Party, that when all Commodity Hedging Transactions of such Credit Party is a party, exceeds, for any Hydrocarbon, 90% of the monthly

Projected Production of such Hydrocarbon for any month that is subject to such Commodity Hedging Transaction, then (i) Borrower will promptly notify Administrative Agent, and (ii) if required by Administrative Agent in its sole discretion, Borrower will, or will cause the relevant Credit Party to, within thirty (30) days (as such period may be extended by Administrative Agent in its sole discretion) liquidate sufficient Commodity Hedging Transactions (or portions thereof) such that the limit set forth in Section 8.18(b)(i) is not exceeded.
Section 7.16    Environmental.
(a)    Environmental Disclosure. Borrower will deliver to Administrative Agent:
(i)    as soon as practicable following receipt thereof, copies of all non-privileged environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of any Credit Party or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Oil and Gas Property or with respect to any Environmental Claims affecting any Credit Party or the Oil and Gas Properties;
(ii)    promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (2) any Remedial Action taken by any Credit Party or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Event, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Event, and (3) any Credit Party’s discovery of any occurrence or condition on any of its Property that is reasonably likely to cause such Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;
(iii)    as soon as practicable following the sending or receipt thereof by any Credit Party, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Event, (2) any Release by such Credit Party or at any Oil and Gas Property required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether such Credit Party may be potentially responsible for any Hazardous Materials Activity with a reasonable possibility of resulting in a Material Adverse Event;
(iv)    prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by any Credit Party that could reasonably be expected to (A) expose such Credit Party to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Event or (B) affect the ability of such Credit Party to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for its operations and (2) any proposed action to be taken by any Credit Party to modify current operations in a manner that could reasonably be expected to subject such Credit Party to any additional material obligations or requirements under any Environmental Laws; and
(v)    with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 7.16(a).

(b)    Response. Each Credit Party shall (i) promptly take any and all actions necessary to cure any violation of applicable Environmental Laws by such Credit Party that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Event, and (ii) make an appropriate response to any Environmental Claim against such Credit Party and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Event.
Section 7.17    Payment of Obligations. Each Credit Party shall pay, discharge or otherwise satisfy at or before the Maturity Date or before they become delinquent, as the case may be, all of the Obligations.
Section 7.18    Non-Consolidation. Unless otherwise consented to by Administrative Agent, each Credit Party will (a) maintain entity books and records of account separate from those of any other entity which is an Affiliate of such entity (other than another Credit Party), (b) not commingle its funds, financial assets, Oil and Gas Properties or material assets with those of any other entity which is an Affiliate of such entity (other than another Credit Party), and (c) provide that its board of directors or other analogous governing body will hold all appropriate meetings or adopt all necessary written consents required to authorize and approve such entity’s actions.
Section 7.19    Direction Letters. Borrower (on behalf of itself and each other Credit Party) hereby irrevocably appoints Collateral Agent as its attorney-in-fact (and such appointment shall be deemed to be coupled with an interest until the Termination Date) to address any Direction Letter or letter-in-lieu of division order executed by any Credit Party it may hold and, upon the occurrence of an Event of Default, deliver or have delivered any such letter to any Person purchasing Hydrocarbons from the Oil and Gas Properties of any Credit Party that is not then directing payment for such Hydrocarbons to a Controlled Account.
Section 7.20    Post-Closing Matters. The Credit Parties shall, or shall cause their Subsidiaries to, satisfy each of the following on or before the applicable date specified below:
(a)    The Mortgages described in Section 5.1(h) that are contemplated to be filed in Red River Parish, Louisiana and DeSoto Parish, Louisiana (collectively, the “Specified Mortgages”) shall have been duly recorded or filed in the applicable parish or other local filing office and provide Collateral Agent with a First Priority Lien on all assets described in the Specified Mortgages, in each case, within 2 Business Days after the Closing Date (or such later date agreed to in writing by Administrative Agent in its sole discretion); provided that any failure of the Specified Mortgages to be so duly recorded or filed in accordance with the foregoing shall not be a Default or Event of Default unless such failure is caused by any act or omission of Borrower or its Subsidiaries (or any of their respective officers, directors, agents, advisors or representatives).
ARTICLE 8
NEGATIVE COVENANTS
Borrower hereby covenants and agrees that, until the Termination Date, Borrower shall perform, and shall cause each other Credit Party to perform, all covenants in this Article 8.
Section 8.1    Debt. No Credit Party shall, directly or indirectly, incur, create, assume, or permit to exist any Debt, except:

(a)    the Secured Obligations;
(b)    purchase money Debt and Capitalized Lease Obligations not to exceed $500,000 in the aggregate at any time outstanding;
(c)    Hedge Obligations existing or arising under Hedging Transactions permitted by Section 8.18;
(d)    Debt associated with bonds or other surety obligations required by Governmental Authorities in connection with the operation of the business of Borrower in the ordinary course of business;
(e)    intercompany Debt (i) between the Credit Parties to the extent such Debt is unsecured and subordinated to the Obligations on terms and pursuant to documentation acceptable to Administrative Agent, and (ii) between any Credit Party and Parent Guarantor to the extent such Debt is on terms and pursuant to documentation acceptable to Administrative Agent;
(f)    Guarantees by a Credit Party of Debt of another Credit Party otherwise permitted to be incurred under this Section 8.1;
(g)    Debt arising in connection with endorsements of instruments for deposit in the ordinary course of business;
(h)    Debt in respect of the financing of insurance premiums payable within one year incurred in the ordinary course of business; and
(i)    other Debt that does not constitute debt for borrowed money not to exceed $500,000 in the aggregate at any time outstanding.
Section 8.2    Use of Proceeds and Other Payments. Borrower shall not apply the proceeds of any Loan for any purpose other than the purposes set forth in Section 2.2(a). The Credit Parties shall not apply any Gross Receipts or otherwise make any payments or other cash distributions except for Permitted Expenditures or Permitted Acquisitions; provided that Permitted Acquisitions may be funded solely with equity proceeds funded to the Borrower (and, for the avoidance of doubt, not with proceeds of the Loans or operating cash flow of the Credit Parties).
Section 8.3    Limitation on Liens. No Credit Party shall, directly or indirectly, incur, create, assume, or permit to exist any Lien upon any of such Person’s Property, assets, or revenues, whether now owned or hereafter acquired, except:
(a)    Liens in favor of Collateral Agent for the benefit of the Secured Parties;
(b)    Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that are customary in the oil and gas industry and do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Credit Party to use or operate such assets in its business, and none of which is violated in any material respect by existing or proposed structures or land use or operation;
(c)    Liens for Taxes which are not delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves in accordance with GAAP have been established;

(d)    Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens (other than any such Lien imposed pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code) securing obligations that are not yet due and are incurred in the ordinary course of business;
(e)    Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs (other than Liens imposed by ERISA) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of Debt), or leases made in the ordinary course of business;
(f)    Purchase money Liens on specific property to secure Debt used to acquire such Property and Liens securing Capitalized Lease Obligations with respect to specific leased property, in each case to the extent permitted in Section 8.1(b);
(g)    minor defects and irregularities in title that (i) do not operate to reduce any Credit Party’s net revenue interest in production for the affected Oil and Gas Properties (if any) below such interests reflected in the Reserve Report most recently delivered to the Lenders, as updated by any Return Certificate, or increase the working interest for the affected Oil and Gas Properties (if any) as reflected in the Reserve Report most recently delivered to the Lenders, as updated by any Return Certificate, but in each case other than pursuant to the reversion, without a corresponding increase in the corresponding net revenue interest, and (ii) are of a type that would be customarily accepted in the oil and gas financing industry;
(h)    contractual Liens for the benefit of operators of the Oil and Gas Properties of the Credit Parties, but only to the extent that such operators are not Credit Parties or any Affiliate of the Credit Parties (unless the Credit Parties or such Affiliates have subordinated such Liens to the Liens securing the Obligations in a manner satisfactory to Administrative Agent and pursuant to documentation in form and substance satisfactory to Administrative Agent), and are not asserting a claim or right to exercise their rights under such contractual Liens, except for such claims and rights of operators which a Credit Party is contesting in good faith and for which adequate reserves are maintained in accordance with GAAP;
(i)    royalties, overriding royalties, reversionary interests, production payments and similar lease burdens which (i) are customarily granted in the ordinary course of business in the oil and gas industry, (ii) burden the Oil and Gas Properties as of the Closing Date or, to the extent affecting Oil and Gas Properties acquired after the Closing Date, the date such Oil and Gas Properties are acquired by a Credit Party, (iii) do not secure Debt for borrowed money owed by any Credit Party and (iv) with respect to each Oil and Gas Property, do not operate to reduce any Credit Party’s net revenue interest in production for such Oil and Gas Property (if any) below such interests reflected in the Reserve Report most recently delivered to the Lenders, as updated by any Return Certificate, or increase the working interest for such Oil and Gas Property (if any) as reflected in the Reserve Report most recently delivered to the Lenders, as updated by any Return Certificate, but in each case other than pursuant to the reversion, without a corresponding increase in the corresponding net revenue interest;
(j)    sale contracts, joint operating agreements, or other arrangements for the exploration, development, production, transportation, gathering, processing or sale of Hydrocarbons which (i) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business, (ii) do not otherwise cause any other express representation or warranty of any Credit Party in any of the Loan Documents to be untrue in any material respect (unless such representation or warranty is already qualified by materiality or Material Adverse Event), and (iii) do not operate to reduce any Credit Party’s net revenue interest in production for the affected Oil and Gas Properties (if any) below such interests reflected in the Reserve Report most recently delivered to the Lenders, as updated by any Return Certificate, or increase the working interest for the affected Oil and Gas Properties (if any) as reflected or warranted in the Reserve Report most recently delivered to the Lenders, as updated by any Return Certificate, without a corresponding increase in the corresponding net revenue interest;
(k)    Gas Balancing Agreements; provided that the amount of all Material Gas Imbalances and the amount of all production which has been paid for but not delivered shall have been disclosed or otherwise taken into account in the Reserve Reports delivered to Administrative Agent hereunder;
(l)    Liens to secure plugging and abandonment obligations;
(m)    Liens in favor of a provider of insurance premium financing on insurance policies and proceeds thereof, to secure insurance premium financings, which financings are incurred in the ordinary course of business and permitted under Section 8.1(h);
(n)    Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with an acquisition that is permitted hereunder;
(o)    Liens arising in customary bank deposit account documentation in the ordinary course of business or by virtue of statutory or common law provisions, in each case, relating to banker’s liens, rights of set-off or similar rights and remedies arising in the ordinary course of business and burdening only deposit accounts or other funds maintained with a depository institution;
(p)    judgment Liens securing payment of an amount not exceeding $1,000,000 with respect to which execution has been stayed within thirty (30) days of the commencement of such Lien and the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 10.1(n);
(q)    purported Liens arising from precautionary Uniform Commercial Code financing statement filings entered into by Borrower and the Subsidiaries covering Property under true leases entered into in the ordinary course of business;
(r)    Liens granted under Section 2.2(b) of this Agreement;
(s)    Liens on cash permitted to be granted to J. Aron in accordance with the terms of the J. Aron ISDA; and
(t)    Other Liens securing Debt (other than debt for borrowed money) not to exceed $500,000 in the aggregate at any time outstanding;
provided, however, that (i) no intention to subordinate the First Priority Liens granted in favor of Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations is hereby implied or expressed or is to be inferred by the permitted existence of such Liens, and (ii) no foreclosure or similar enforcement proceedings have been commenced in respect of such Liens.
Section 8.4    Fundamental Changes; Acquisitions. No Credit Party shall (a) enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (b) acquire by purchase or otherwise any Equity Interests of any other Person except as permitted by Section 8.16, or (c) acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business and permitted hereby) the business, property, or fixed assets of, or any division or line of business or other business unit of, any Person, except that the Credit Parties may (i) acquire Oil and Gas Properties to the extent permitted in the APOD, and (ii) make Permitted Acquisitions. Notwithstanding anything to the contrary contained in any of the Loan Documents, no Credit Party that is a Delaware LLC shall consummate a Delaware LLC Division.
Section 8.5    Restricted Payments. No Credit Party shall, directly or indirectly, declare or pay any dividends or make any other payment or distribution (in cash, Property, or obligations) on account of its Equity Interests, or redeem, purchase, retire, call, or otherwise acquire any of its Equity Interests, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its Equity Interests or for any redemption, purchase, retirement, or other acquisition of any of its Equity Interests, or pay any management, consulting, administrative services or similar fees to any Affiliate that is not a Credit Party (or reimburse any expenses incurred by any such Affiliate), or incur any obligation (contingent or otherwise) to do any of the foregoing (each, a “Restricted Payment”). Notwithstanding the foregoing, (a) any Credit Party may make payments and distributions to another Credit Party; and (b) with respect to any preferred equity interests, dividends paid-in-kind with preferred equity interests that are not otherwise prohibited by this Agreement.
Section 8.6    Loans and Investments. No Credit Party shall, directly or indirectly, make, hold or maintain, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any Equity Interests, bonds, notes, debentures, or other securities of, or enter into any Guarantee of Debt or guarantee of other obligations of, any other Person, except:
(a)    Investments existing on the Closing Date and described on Schedule 8.6;
(b)    Readily marketable direct obligations of the United States of America or any agency thereof with maturities of one (1) year or less from the date of acquisition;
(c)    Fully insured certificates of deposit with maturities of one (1) year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00;
(d)    Commercial paper of a domestic issuer if at the time of purchase such paper is rated in one (1) of the two (2) highest rating categories of S&P or Moody’s;
(e)    Investments expressly required or permitted in accordance with the Approved Plan of Development and acquisitions permitted by Section 8.4;
(f)    Investments consisting of Hedging Transactions permitted under Section 8.18;
(g)    Advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable which are not more than ninety (90) days past due;
(h)    Money market accounts subject to Rule 2a-7 of the Investment Company Act of 1940;
(i)    The Margin Balance;

(j)    Investments in another Credit Party; and
(k)    Advances to employees for the payment of expenses in the ordinary course of business.
Section 8.7    Limitation on Issuance of Equity. No Credit Party shall, directly or indirectly, issue or Dispose of (a) any of its stock or other Equity Interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its stock or other Equity Interests, or (c) any option, warrant, or other right to acquire any of its stock or other Equity Interests; provided that (i) a Credit Party may issue Equity Interests to another Credit Party so long as they are subject to the Lien granted by the Security Documents and (ii) Borrower may issue Equity Interests to any Person that directly owns its Equity Interests at the time of such issuance; provided further that, no Credit Party shall issue, sell or enter into any arrangement or agreement for the issuance or sale of any Disqualified Equity Interests.
Section 8.8    Transactions With Affiliates. No Credit Party shall, directly or indirectly, enter into any transaction (including, without limitation, the purchase, sale, or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees but excluding the making of a Restricted Payment permitted hereby), with any Affiliate of any Credit Party (other than another Credit Party), except (a) in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s business, pursuant to a transaction which is otherwise permitted under this Agreement, and upon fair and reasonable terms not materially less favorable (taken as a whole) to such Credit Party than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of such Credit Party, and (b) the Affiliate Production Sale Agreement.
Section 8.9    Disposition of Assets. No Credit Party shall, directly or indirectly, make any Disposition, except:
(a)    Dispositions of inventory (including Hydrocarbons) in the ordinary course of business;
(b)    Dispositions (i) of worn-out and obsolete equipment or (ii) for fair value, of other property (other than Oil and Gas Properties) not necessary or useful to the conduct of business;
(c)    Dispositions consisting of any compulsory pooling or unitization ordered by a Governmental Authority with jurisdiction over the Oil and Gas Properties;
(d)    transfers of assets between or among Credit Parties so long as, with respect to transfers of Oil and Gas Properties, (i) no Default or Event of Default shall have occurred (or would occur after giving effect thereto) under any of the Credit Documents and (ii) if such assets constitute Collateral, after giving effect to any such transfer, such assets remain subject to the Liens granted in the Security Documents with at least the same priority as before such transfer;
(e)    Farmouts, in arm’s-length transaction with a Person not an Affiliate of a Credit Party, of undeveloped acreage or acreage (which is not included in the APOD) to which no proved reserves in which any Credit Party has an interest are attributable and assignments in connection with such farm-outs, in each case in the ordinary course of business; and
(f)    other Dispositions not permitted hereunder having an aggregate fair market value not exceeding $1,000,000.

For the avoidance of doubt, all net proceeds from Dispositions will be deposited in a Controlled Account.
Section 8.10    Sale and Leaseback. No Credit Party shall, directly or indirectly, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.
Section 8.11    Prepayment of Debt. No Credit Party shall, directly or indirectly, make any optional or voluntary payment, prepayment, repurchase or redemption of any Debt for borrowed money (other than any intercompany Debt amongst the Credit Parties), except, subject to the limitations in Section 2.7, the Obligations. For purposes of this Section 8.11 delivery of product under an Advance Payment Contract in advance of the required date for such delivery is considered prepayment of Debt.
Section 8.12    Nature of Business. No Credit Party shall engage in any business other than (i) directly or indirectly owning interests in Oil and Gas Properties or (ii) as an independent oil and gas exploration and production company and, in each case, activities directly related thereto. No Credit Party shall make any material change in its credit collection policies if such change would materially impair the collectability of any material Account, nor will it rescind, cancel or modify any Account except in the ordinary course of business.
Section 8.13    Environmental Protection. No Credit Party shall directly or indirectly (a) use (or permit any tenant to use) any of its Properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material in violation of Environmental Laws, (b) generate any Hazardous Material in violation of Environmental Laws, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material in violation of Environmental Laws, or (d) otherwise conduct any activity or use any of its Properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which any Credit Party would be responsible.
Section 8.14    Accounting. No Credit Party shall change its fiscal year.
Section 8.15    Burdensome Agreements. No Credit Party shall enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any other Loan Document which (a) directly or indirectly prohibits such Credit Party from creating or incurring a Lien to secure the Obligations on any of such Credit Party’s Property, revenues, or assets or any of the Equity Interests in such Credit Party, whether now owned or hereafter acquired, (b) directly or indirectly prohibits such Person to make any payments, directly or indirectly, to Borrower or any other Credit Party by way of purchase of Equity Interests, capital contributions, advances, repayments of loans, repayments of expenses, accruals or otherwise or (c) in any way would be contravened by such Credit Party’s performance of its obligations hereunder or under the other Loan Documents.
Section 8.16    Subsidiaries. No Credit Party shall, directly or indirectly, (a) form any Subsidiary without the prior written consent of Administrative Agent, which consent shall be in Administrative Agent’s sole discretion or (b) acquire any Subsidiary unless such acquisition is a Permitted Acquisition or is otherwise expressly permitted by the terms of this Agreement and, in either case, concurrently with such formation or acquisition, Borrower shall: (i) cause such Subsidiary to become a Guarantor under the Credit Party Guaranty Agreement and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a joinder thereto, and (b) if requested by Administrative Agent, take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 5.1(a) – (k), 5.1(r) and 5.1(w) and any other documents, instruments or certificates reasonably requested by Administrative Agent in connection therewith. With respect to each such Subsidiary Guarantor, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (x) the date on which such Person became a Subsidiary of Borrower, and (y) all of the data required to be set forth in Schedule 6.3 with respect to all Subsidiaries of Borrower; provided, such written notice shall be deemed to supplement Schedule 6.3 for all purposes hereof.
Section 8.17    Amendments of Constituent Documents. No Credit Party shall agree to or suffer to exist any material amendment, restatement, supplement or other modification to, or waiver of, any of its Constituent Documents after the Closing Date without in each case obtaining the prior written consent of Administrative Agent to such amendment, restatement, supplement or other modification or waiver, which written consent shall not be unreasonably withheld, conditioned or delayed by Administrative Agent, unless such amendment, restatement, supplement or other modification or waiver could reasonably be expected to be adverse to Administrative Agent’s or the Lenders’ interests, in which case such written consent shall be in Administrative Agent’s sole discretion.
Section 8.18    Hedging Transactions.
(a)    Without the prior written approval of Administrative Agent, no Credit Party shall enter into or permit to exist any Hedging Transaction, other than:
(i)    Acceptable Commodity Hedging Transactions that are standard hedging arrangements entered into in the ordinary course of business for the principal purpose of protecting against fluctuations in commodity prices or commodity basis risk (as applicable) and not for the purpose of speculation (it being acknowledged and agreed that Acceptable Commodity Hedging Transactions that comply with Section 7.15(a) shall be deemed to be standard hedging arrangements entered into in the ordinary course of business for the principal purpose of protecting against fluctuations in commodity prices or commodity basis risk); or
(ii)    Rate Management Transactions entered into in the ordinary course of business with one or more financial institutions for the principal purpose of protecting against fluctuations in interest rates with respect to indebtedness incurred and not for the purpose of speculation.
(b)    Without the prior written approval of Administrative Agent, no Credit Party enter into any Commodity Hedging Transaction unless, at the time such Commodity Hedging Transaction is entered into the following requirements are satisfied with respect to such Commodity Hedging Transaction:
(i)    the quantity of Hydrocarbons owned by such Credit Party subject to such Commodity Hedging Transaction, when aggregated with all other Commodity Hedging Transactions to which the Credit Parties are a party then in effect, is equal to or less than, for any Hydrocarbon, 85% of the monthly Projected Production of such Hydrocarbon for any month that is subject to such Commodity Hedging Transaction.
(ii)    No Credit Party shall have any obligation under such Commodity Hedging Transaction in respect of any delivery, pricing, calculation or similar period that commences more than 60 months after the date such Commodity Hedging Transaction is executed.
(c)    No Credit Party shall cause or permit any Hedging Transaction now existing or hereafter entered into by it to be amended, modified, terminated, or negated (including through its entry into one or more new Hedging Transactions with the opposing effect or through liquidation) in any manner that (i) is not the result of an arms’ length negotiation on market terms (determined at the time of entry) or (ii) would cause Borrower to be out of compliance with any provision of this Agreement after giving effect thereto, or (iii) is materially adverse to the Lenders (x) without the prior written consent of Administrative Agent or (y) subject to the following sentence, unless such Hedging Transaction is amended, modified, terminated or negated in accordance with Section 7.15(b). If at any time a Credit Party is required to unwind a Hedging Transaction in accordance with Section 7.15(b) and cannot do so while remaining in compliance with this clause (c), such Credit Party may only unwind such Hedging Transaction after Borrower gives notice thereof to Administrative Agent.
(d)    No Credit Party shall enter into any Hedging Transaction, or cause or permit any Hedging Transaction now existing or hereafter entered into by it to be amended or modified, in each case without the prior written consent of Administrative Agent, unless such new, amended or modified Hedging Transaction, as applicable, relates to or is entered in contemplation of or to facilitate a Hedging Transaction that complies with this Section 8.18.
(e)    In no event shall any Hedging Transaction contain any requirement, agreement or covenant for any Credit Party to post collateral, credit support (including in the form of letters of credit) or margin to secure their obligations under such Hedging Transaction or to cover market exposures (other than (x) Collateral for the benefit of the Lender Hedge Counterparties pursuant to the Loan Documents or (y) pursuant to the terms of the J. Aron ISDA).
(f)    No Credit Party shall enter into any Hedging Transaction involving an Advance Payment Contract, a prepayment, an off-market price (determined at the time of entry) or any other pricing arrangement resulting in material credit exposure to either party thereto upon execution of such Hedging Transaction. For purposes of the foregoing, a Credit Party’s receipt of an on-market premium pursuant to an option that is otherwise permitted under this Agreement will not be considered a prepayment, but the payment or receipt of any other premium will be considered a prepayment.
(g)    No Credit Party shall enter into Hedging Transaction where any payments owed by such Credit Party in respect of calculation periods that would occur after early termination of such Hedging Transaction could be netted against any payments owed to any Credit Party for physical Hydrocarbons delivered prior to termination.
Section 8.19    Gas Balancing Agreements and Advance Payment Contracts. No Credit Party shall, directly or indirectly, incur, become or remain liable for (a) at any month-end, a Material Gas Imbalance, or (b) at any time, Advance Payments under Advance Payment Contracts.
Section 8.20    OFAC. No Credit Party shall fail to comply with the Laws, regulations and executive orders referred to in Section 6.23 and Section 6.24.
Section 8.21    Joint Operating Agreements. No Credit Party shall amend, restate, supplement or otherwise modify, or elect a new operator that is not a Credit Party under, any joint operating agreement covering any of the Oil and Gas Properties without the prior written consent of Administrative Agent.
Section 8.22    Material Contracts. No Credit Party shall amend, alter or change in any material respect, or terminate or permit the termination of, any Material Contract, the Affiliate Production Sale Agreement (other than confirmations with respect thereto) or any other agreement relating to the operations or business arrangements of such Person or the compression, gathering, sale or transportation of oil and gas from such Person’s Oil and Gas Properties, in each case without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 8.23    Changes to Name; Organizational Form; Etc. Without limiting any prohibitions or restrictions on mergers or other transactions set forth elsewhere in this Agreement or the other Loan Documents, no Credit Party shall: (a) change such Person’s name, identity, organizational form, principal place of business, chief executive office, type of organization, jurisdiction of organization, Federal Taxpayer Identification Number or organizational identification number (if any), (b) establish any trade names or (c) change the location of the office where such Person keeps its records containing its Accounts (as defined in the UCC), unless in the case of each of clause (a), (b) and (c) of this Section 8.23, such Credit Party shall have (i) notified Administrative Agent and Collateral Agent in writing at least fifteen (15) days prior to any such change or establishment (or such shorter period as agreed to by Administrative Agent in its sole discretion), identifying such new proposed name, identity, organizational form, principal place of business, chief executive office, jurisdiction of organization, Federal Taxpayer Identification Number or organizational identification number, trade name, office location, or Collateral terms and providing such other information in connection therewith as Administrative Agent or Collateral Agent may reasonably request and (ii) taken all actions necessary to maintain the continuous validity, perfection and First Priority Lien (subject to Permitted Liens) of Collateral Agent for the benefit of the Secured Parties in the Collateral granted or intended to be granted under the Security Documents or other Loan Documents.
Section 8.24    Deposit, Securities and Commodity Accounts. No Credit Party shall establish or maintain a Deposit Account or a Securities Account that is not a Controlled Account (other than the Margin Balance, to the extent it is a Deposit Account or Securities Account) and no Credit Party shall deposit proceeds or Gross Receipts in a Deposit Account or Securities Account which is not a Controlled Account. No Credit Party shall establish or maintain a commodities account without giving 30 days (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) prior written notice thereof to Administrative Agent and entering into a control agreement among such Credit Party, the Collateral Agent and the applicable commodity intermediary with respect to such account, which control agreement shall be in form and substance reasonably satisfactory to Administrative Agent. Notwithstanding anything to the contrary in this Section 8.24, no control agreement shall be required with respect to the Margin Balance or any portion thereof while such Margin Balance is held with J. Aron.
Section 8.25    APOD; Capital Expenditures. The Credit Parties shall not (a) use the proceeds of the Loans or Gross Receipts for any costs and expenses of a well that exceeds 105% of the budgeted expenses for such well in the applicable approved Return Certificate (it being understood that Gross Receipts are permitted to be used for other Permitted Expenditures); (b) use any proceeds of the Loans for a purpose different from what is set forth in the applicable approved Return Certificate; or (c) make any Capital Expenditures other than Permitted Expenditures (provided that this clause (c) does not apply to Capital Expenditures made on behalf of any Credit Party by a third party in connection with any joint venture or other transaction in which such Credit Party has a carried interest).
ARTICLE 9

FINANCIAL COVENANTS
Borrower covenants and agrees that, until the Termination Date:
Section 9.1    PDP PV Coverage Ratio. Borrower will not permit, as of June 30 and December 31 of any calendar year, the PDP PV Coverage Ratio to be less than 1.00 to 1.00.

Section 9.2    Minimum Liquidity. The Credit Parties shall at all times maintain Unrestricted Cash equal to or greater than $5,000,000 in the aggregate.
ARTICLE 10

DEFAULT
Section 10.1    Events of Default. Each of the following shall be deemed an “Event of Default”:
(a)    Failure by any Credit Party or the Parent Guarantor to pay (i) when due, the principal of and premium, if any (including the Prepayment Fee), on any Loan whether at stated maturity, by acceleration or otherwise, at a date for the payment by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) when due, any interest on any Loan or any fee or any other amount due hereunder or under any other Loan Document, and, with respect to this clause (ii), such default shall continue unremedied for a period of three days after such amount was due;
(b)    Any (i) Credit Party shall breach any provision of (A) Section 7.1(c), (d), (e) and (o), Section 7.2, Section 7.5, Section 7.6, Section 7.15 (other than as a result of market disruption), Section 7.20 or Article 8 or Article 9 of this Agreement, or (B) Section 7.3(g) (as it relates to a breach of Section 6.11(b) only) and such failure continues for more than thirty (30) days following the earlier of (x) the date on which Administrative Agent furnishes written notice of such failure to such Credit Party or (y) an officer of such Credit Party becomes aware of such default, or (ii) the Parent Guarantor shall breach Section 2.13(g) of the Parent Guaranty;
(c)    Any representation or warranty made or deemed made by any Credit Party or the Parent Guarantor (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed to have been made;
(d)    Any Credit Party or the Parent Guarantor shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document to which it is a party (other than as covered by Section 10.1(a) or (b)), and such failure continues for more than fifteen (15) days following the earlier of (i) the date on which Administrative Agent furnishes written notice of such failure to such Credit Party or the Parent Guarantor, as applicable or (ii) an officer of such Credit Party or the Parent Guarantor, as applicable, becomes aware of such default;
(e)    A Credit Party or the Parent Guarantor shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to such Person or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of such Person or a substantial part of its Property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;
(f)    An involuntary proceeding shall be commenced against Credit Party or the Parent Guarantor seeking liquidation, reorganization, or other relief with respect to it or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of such Person’s Property, and such involuntary proceeding shall not be dismissed or stayed within a period of thirty (30) days;
(g)    Any Credit Party or the Parent Guarantor shall fail to pay when due any principal of or interest on any Debt (other than the Obligations or Debt in respect of Hedging Transactions ) in an amount greater than $2,500,000 individually or in the aggregate (in the case of the Credit Parties) or $10,000,000 individually or in the aggregate (in the case of the Parent Guarantor), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid, repurchased, defeased or redeemed prior to the stated maturity thereof or any cash collateral in respect thereof to be demanded, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment, repurchase, defeasance or redemption or any cash collateral in respect thereof to be demanded;
(h)    (i) Any Hedging Transaction to which any Credit Party is a party terminates early for any reason (other than a Hedging Transaction terminated in accordance with Section 7.15(b)) without Administrative Agent’s prior written consent and the Hedge Termination Value, if any, owed by the Credit Parties as a result thereof exceeds $2,500,000 individually or in the aggregate or (ii) a Triggering Event occurs, and the amount due and payable to any Lender Hedge Counterparty in connection with the occurrence of such Triggering Event remains unpaid by Borrower for a period in excess of 30 days following the date such Triggering Event first occurred;
(i)    At any time after the execution and delivery thereof, (i) any Loan Document for any reason, other than occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Credit Party or the Parent Guarantor shall repudiate its obligations thereunder, (ii) Collateral Agent, for the benefit of the Secured Parties, shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered by the Security Documents or other Loan Documents that results in Borrower failing to satisfy the Mortgage Requirement, in each case for any reason other than the failure of Collateral Agent to take any action solely within its control; or (iii) any Credit Party or the Parent Guarantor shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Security Documents;
(j)    (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of any Credit Party or any of its ERISA Affiliates in excess of $2,500,000 individually or in the aggregate during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Code or ERISA in excess of $2,500,000;
(k)    A Change of Control shall occur;
(l)    A Credit Party, the Parent Guarantor, or any of such Person’s Properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof;
(m)    A Credit Party or the Parent Guarantor shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $2,500,000 individually or in the aggregate (in the case of the Credit Parties) or $10,000,000 individually or in the aggregate (in the case of the Parent Guarantor) against any of such Person’s assets or Properties;
(n)    A judgment or judgments for the payment of money in excess of $2,500,000 individually or in the aggregate (in the case of the Credit Parties) or $10,000,000 individually or in the aggregate (in the case of the Parent Guarantor) shall be rendered by a court or courts against a Credit Party or the Parent Guarantor and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and such Person shall not, within such period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or
(o)    any order, judgment or decree shall be entered against a Credit Party or the Parent Guarantor decreeing the dissolution or split up of such Person and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days.
Section 10.2    Remedies Upon Default. If any Event of Default shall occur and be continuing, then Administrative Agent may declare all Obligations under the Loan Documents or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by each Credit Party; provided, however, that upon the occurrence of an Event of Default under Section 10.1(e) or (f), the Obligations under the Loan Documents shall become immediately due and payable, in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by each Credit Party. In the case of the occurrence of an Event of Default, Administrative Agent, Collateral Agent and the Lenders will have all other rights and remedies available at Law and equity and, subject to the Intercreditor Agreement, Collateral Agent may enforce any and all Liens and security interests created pursuant to Security Documents.
Section 10.3    Application of Proceeds. All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied in accordance with Section 4.02 of the Intercreditor Agreement.
Section 10.4    Performance by Agents. If any Credit Party shall fail to perform any covenant or agreement contained in any of the Loan Documents, then either Agent may perform or attempt to perform such covenant or agreement on behalf of such Credit Party. In such event, Borrower shall, at the request of such Agent, promptly pay to such Agent any amount expended by such Agent in connection with such performance or attempted performance, together with interest thereon at the Default Interest Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that no Agent shall have any liability or responsibility for the performance of any covenant, agreement, or other obligation of any Credit Party under this Agreement or any other Loan Document.

ARTICLE 11
AGENTS
Section 11.1    Appointment of Administrative Agent and Collateral Agent. Goldman Sachs Lending Partners LLC is hereby appointed Administrative Agent hereunder and under the other Loan Documents and J. Aron is hereby appointed Collateral Agent hereunder and under the other Loan Documents. Each Lender hereby authorizes each such Person, in such capacities, to act as its agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article 11 are solely for the benefit of the Agents and the Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof except with respect to the consent rights of Borrower set forth in Section 11.7. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party.
Section 11.2    Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have or be deemed to have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon either Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.
Section 11.3    General Immunity.
(a)    No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by either Agent to the Lenders or by or on behalf of any Credit Party to either Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall either Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans.
(b)    Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 12.12). Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions and judgments of attorneys (who may be attorneys for the Credit Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against either Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 12.12).
(c)    Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless such Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Administrative Agent will promptly notify the Lenders and Borrower of its receipt of any such notice. Administrative Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Required Lenders in accordance with Article 10.
Section 11.4    Agents Entitled to Act as Lender. To the extent from time to time applicable, the agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, either Agent in its individual capacity as a Lender hereunder. In such capacity as Lender, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder and the term “Lender” shall, to the extent applicable, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Credit Party or any of its Affiliates as if it were not performing the duties specified herein, and may accept normal and customary fees and other consideration from any Credit Party for services in connection herewith.
Section 11.5    Lenders’ Representations, Warranties and Acknowledgment.
(a)    Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Credit Parties and the Parent Guarantor, without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, in connection with Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Credit Parties and the Parent Guarantor. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
(b)    Each Lender, by delivering its signature page to this Agreement and the funding of Loans, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by either Agent, the Required Lenders or the Lenders, as applicable on the Closing Date.

Section 11.6    Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, its Affiliates and their respective officers, partners, directors, trustees, employees, representatives and agents (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Loan Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF ANY INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
Section 11.7    Successor Administrative Agent and Collateral Agent.
(a)    Administrative Agent and Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Borrower. Upon any such notice of resignation, the Required Lenders shall have the right, with the written consent of Borrower (not to be unreasonably withheld or delayed) if no Default or Event of Default has occurred and is continuing, to appoint a successor Administrative Agent or Collateral Agent, as applicable. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation (or such earlier day as agreed by the Lenders) (the “Resignation Effective Date”), then the resigning Administrative Agent or Collateral Agent, as applicable, shall, on behalf of the Lenders, appoint a Lender designated by the Required Lenders as the successor Administrative Agent or Collateral Agent, as applicable. Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as applicable, hereunder by a successor Administrative Agent or Collateral Agent, as applicable, that successor Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and, if applicable, the retiring Collateral Agent shall promptly (i) transfer to such successor Collateral Agent all sums, stock certificates and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under the Loan Documents, and (ii) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Security Documents. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date and upon such retiring, Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as Administrative Agent or Collateral Agent, as applicable, the provisions of this Article 11 and Article 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, hereunder.
(b)    Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more Affiliate sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory indemnification and other provisions of this Article 11 shall apply to any of the Affiliates of each Agent and shall apply to their respective activities in connection with the exercise of such Agent’s duties, rights and powers hereunder. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of this Article 11 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by each Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to such Agent and not to any Credit Party, Lender or any other Person and no Credit Party, the Lenders or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
Section 11.8    Security Documents.
(a)    [Reserved].
(b)    Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Lenders in accordance with the terms hereof, and all powers, rights and remedies under the Security Documents and any Guaranty may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale following the occurrence and during the continuance of an Event of Default, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless all Secured Parties shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.
Section 11.9    Posting of Credit Party Materials.
(a)    The Credit Parties hereby acknowledge that Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Credit Parties hereunder

(collectively, the “Credit Party Materials”) by posting the Credit Party Materials on Intralinks or another similar electronic system (the “Platform”).
(b)    Each Lender acknowledges that any information posted to the Platform may contain material non-public information with respect to the Credit Parties.
(c)    No Warranties as to Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE INDEMNITEE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNITEE AGENT PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR ANY INDEMNITEE AGENT PARTY’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEE AGENT PARTIES IS FOUND IN A FINAL, NONAPPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(d)    Delivery Via Platform. Each Agent agrees that the receipt of the Communications by such Agent at its electronic mail address set forth in Appendix B shall constitute effective delivery of the Communications to such Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.
(e)    No Prejudice to Notice Rights. Nothing herein shall prejudice the right of either Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 11.10    Proofs of Claim. The Lenders and Borrower hereby agree that after the occurrence of an Event of Default pursuant to Section 10.1(e) or Section 10.1(f), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party or the Parent Guarantor, Administrative Agent and/or Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent and/or Collateral Agent shall have made any demand on any Credit Party or the Parent Guarantor) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders, Administrative Agent and Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Administrative Agent, Collateral Agent and their agents and counsel and all other amounts due the Lenders, Administrative Agent, Collateral Agent and other agents as and to the extent permitted hereunder) allowed in such judicial proceeding; and
(b)    to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and Collateral Agent and, in the event that Administrative Agent and Collateral Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent and Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and Collateral Agent and their agents and counsel, and any other amounts due Administrative Agent, Collateral Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize Administrative Agent to or Collateral Agent authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent or Collateral Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section 11.10 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that Administrative Agent and Collateral Agent have not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.
Section 11.11    Intercreditor Agreement. Each Lender (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) agrees that it will be bound by the terms thereof as if such Lender was a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement, and (c) authorizes and instructs Administrative Agent and Collateral Agent to enter into the Intercreditor Agreement as Administrative Agent and Collateral Agent, respectively, and on behalf of such Lender. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 12.10) hereby authorizes and directs Administrative Agent and Collateral Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that Administrative Agent and Collateral Agent may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement. If there is any direct conflict between the terms of the Intercreditor Agreement and any other Loan Documents, the terms of the Intercreditor Agreement shall control.
ARTICLE 12

MISCELLANEOUS
Section 12.1    Notices. Unless otherwise specifically provided herein, including Section 11.9 above, any notice or other communication herein required or permitted to be given to a Credit Party, Administrative Agent or Collateral Agent, shall be sent to such Person’s address as set forth on Appendix B and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent, Collateral Agent and Borrower in writing. Each notice hereunder shall be in writing and may be personally served, emailed or sent by United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of email, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to Administrative Agent, Collateral Agent or the Lenders shall be effective until received by Administrative Agent, Collateral Agent or such Lenders. Any approval by a Lender, Administrative Agent or Collateral Agent under this Agreement may be given by e-mail, which shall be effective on the date it is delivered.
Section 12.2    Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly after written demand therefor: (i) all reasonable and documented out-of-pocket costs and expenses of each Agent and its Related Parties in connection with the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents, and any and all amendments, modifications, renewals, extensions, supplements, waivers, consents and ratifications thereof and thereto, including, without limitation, the reasonable and documented out-of-pocket fees and expenses of legal counsel, advisors, consultants, and auditors for each Agent and its Related Parties, and all title due diligence and review expenses, Oil and Gas Properties evaluation and engineering expenses, expenses associated with the investigation of any matters relating to the transactions contemplated hereby and the satisfaction of the conditions set forth herein, the giving of oral or written opinions or advice incident to this transaction, and the consummation of the transactions contemplated hereby; (ii) all costs and expenses of each Agent and the Lenders in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, court costs and the reasonable and documented out-of-pocket fees and expenses of legal counsel, advisors, consultants, engineers, experts and auditors for each Agent and the Lenders; (iii) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any Lien contemplated by this Agreement or any other Loan Document; and (iv) all other costs and expenses incurred by each Agent in connection with this Agreement or any other Loan Document, any litigation, dispute, suit, proceeding or action, the enforcement of its rights and remedies, and the protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including each Agent’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of Borrower. Borrower shall be responsible for all expenses described in this Section 12.2 whether or not any Loan is ever made. Any amount to be paid under this Section 12.2 shall be a demand obligation owing by Borrower and if not paid within thirty (30) days of demand shall bear interest, to the extent not prohibited by and not in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Interest Rate. The obligations of Borrower under this Section 12.2 shall survive satisfaction of all obligations hereunder and the assignment of any right hereunder.
Section 12.3    INDEMNIFICATION.
(a)    In addition to the payment of expenses pursuant to Section 12.2, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend, indemnify, pay and hold harmless, each Agent, each Lender and each of their officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 12.3 may be unenforceable in whole or in part because they are violative of any Law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided that no Credit Party shall have any obligation to any Indemnitee under this Section 12.3 with respect to any Indemnified Liability (x) that a court of competent jurisdiction finally determines pursuant to a non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its officers, directors, employees, attorneys, or agents, (y) resulting from a claim brought by a Credit Party against an Indemnitee for breach in bad faith of such Indemnitee obligations under the Loan Documents, if such Credit Party has obtained a final and non-appealable judgment in its favor on such claim as finally determined by a court of competent jurisdiction or (z)(i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Credit Party, (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Credit Party; it being understood and agreed that the indemnification provided for herein shall extend to the Agents (but not the Lenders unless the dispute involves an act or omission of a Credit Party) relative to disputes between or among either Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 3.3, other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)    To the extent permitted by applicable Law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against the Lenders, the Agents and their respective Affiliates, directors, employees, attorneys, agents or sub- agents, and none of the foregoing shall assert any claim against a Credit Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that this paragraph (b) shall not waive, release or otherwise limit any obligation of each Credit Party to indemnify, pay and hold harmless any Indemnitee from and against such damages to the extent such damages are incurred by and payable to any third party.
(c)    Each Credit Party also agrees that neither Agent nor any of its Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any Person asserting claims on behalf of or in right of a Credit Party or any other Person in connection with or as a result of this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of a Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by Borrower or its Affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from gross negligence or willful misconduct of such Agent’s Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will either Agent or its Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Agent’s, or its Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.
Section 12.4    Set-Off. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is hereby authorized by each Credit Party at any time or from time to time to set off and to apply any and all deposits (general or special, including Debt evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Debt at any time held or owing by such Lender to or for the credit or the account of such Credit Party against and on account of the obligations and liabilities of such Credit Party to such Lender hereunder and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or thereunder, (b) the payments due in respect of the Loans or any other amounts due hereunder shall have become due and payable pursuant Article 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Debt.
Section 12.5    No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by either Agent or its Affiliates shall have the right to act exclusively in the interest of such Agent and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower or any of Borrower’s Equity Interest holders, Affiliates, officers, employees, attorneys, agents, or any other Person.
Section 12.6    No Fiduciary Duty. Each Agent and its Affiliates (collectively, solely for purposes of this paragraph, “Agent”), may have economic interests that conflict with those of the Credit Parties, the owners of Credit Parties’ Equity Interests or their respective Affiliates. Each Credit Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between Agent, on the one hand, and any Credit Party, the owners of any Credit Party’s Equity Interests or their respective Affiliates, on the other. Borrower acknowledges and agrees (on behalf of itself and the other Credit Parties) that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between Agent, on the one hand, and the Credit Parties and the Parent Guarantor, on the other, and (ii) in connection therewith and with the process leading thereto, (x) Agent has not assumed an advisory or fiduciary responsibility in favor of any Credit Party, any owner of any Credit Party’s Equity Interests or their respective Affiliates with respect to the transactions contemplated hereby or under the other Loan Documents (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether Agent has advised, is currently advising or will advise any Credit Party, any owner of Equity Interests of any Credit Party or any of their respective Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Loan Documents and (y) Agent is acting solely as principal and not as the agent or fiduciary of the Credit Parties or the Parent Guarantor, such Person’s management, stockholders, creditors or any other Person. Borrower acknowledges and agrees (on behalf of itself and the other Credit Parties) that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower acknowledges and agrees (on behalf of itself and the other Credit Parties) that it will not claim that Agent has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Person, in connection with this Agreement or any other Loan Document, any transaction contemplated hereunder or thereunder or the process leading thereto.
Section 12.7    Equitable Relief. Borrower recognizes that in the event Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at Law may prove to be inadequate relief to the Agents. Borrower therefore agrees that each Agent, if such Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 12.8    No Waiver; Cumulative Remedies. No failure or delay on the part of the Lenders or either Agent in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Agents and the Lenders under the Loan Documents are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of Law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
Section 12.9    Marshalling: Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower, any Guarantor or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to the Lenders or either Agent (or to either Agent, on behalf of the Lenders or the Secured Parties), or the Lenders or either Agent enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal Law, common Law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
Section 12.10    Successors and Assigns.
(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Register. Borrower, Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 12.10(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Solely for the purposes of maintaining the Register and for tax purposes only Administrative Agent shall be deemed to be acting on behalf of the Credit Parties.

(c)    Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, unless otherwise consented to by the Required Lenders and Borrower, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):
(i)    to any Person meeting the criteria of clause (a) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower, each other Lender and Administrative Agent; and
(ii)    to any Person otherwise constituting an Eligible Assignee with the consent of Administrative Agent;
provided, that (i) except in the case of an assignment of all of a Lender’s Commitments and Loans, such assigning Lender shall retain a minimum of $5,000,000 in Commitments and (ii) each such assignment pursuant to Section 12.10(c)(ii) shall be in an aggregate amount of not less than (A) $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Commitments and Loans of the assigning Lender) with respect to the assignment of the Commitments and Loans and (B) $5,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Loans of the assigning Lender) with respect to the assignment of Loans.
(d)    Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent and Borrower (a) an Assignment Agreement, together with such forms, certificates or other evidence as the assignee under such Assignment Agreement may be required to deliver to Borrower or Administrative Agent pursuant to Section 3.3(g) and (b) all information (in form and substance satisfactory to Administrative Agent) requested by Administrative Agent.
(e)    Notice of Assignment. Upon Administrative Agent’s receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Borrower and shall maintain a copy of such Assignment Agreement.
(f)    Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 12.10, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
(g)    Effect of Assignment. Subject to the terms and conditions of this Section 12.10, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which expressly survive the termination hereof under Section 12.11) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder to the assigning Lender, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Note to Borrower for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
(h)    Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower or any of its respective Affiliates) (each, a “Participant”) in all or any part of its Commitments, Loans or in any other Obligation; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following: (i) extend the final scheduled maturity of any Loan or Note in which such Participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except any amendment to the definition of “Default Interest Rate” or in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Security Documents or all or substantially all of the Credit Parties or Guarantors from a Guaranty Agreement or Pledge and Security Agreement (in each case, except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such Participant is participating. Borrower agrees that each Participant shall be entitled, through the participating Lender, to the benefits of Section 3.2 or Section 3.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section (subject to the requirements and limitations of those Sections, it being understood that the documentation required under Section 3.3(g) shall be delivered to the participating Lender); provided, a Participant shall not be entitled to receive any greater payment under Section 3.2 or Section 3.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the entitlement to a greater payment results from a Change in Law after the date such Participant acquired its participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.8 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(i)    Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 12.10, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Note (if any) to secure obligations of such Lender, including, without limitation to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided, further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
Section 12.11    Survival. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Loan. Notwithstanding anything herein or implied by Law to the contrary, (a) the agreements of Borrower set forth in Section 3.1(c), Section 3.2, Section 3.3, Section 12.2, Section 12.3, Section 12.4 shall survive the satisfaction of the satisfaction in full in cash of the Obligations without any pending drawing thereon and the reimbursement of any amounts drawn thereunder, and the termination hereof, and (b) Section 12.26 shall survive the satisfaction in full in cash of the Obligations without any pending drawing thereon and the reimbursement of any amounts drawn thereunder, and the termination hereof.
Section 12.12    Amendments and Waivers.
(a)    Required Lenders’ Consent. Subject to Section 12.12(b) and Section 12.12(c), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of (i) in the case of this Agreement (A) where explicitly permitted without reference to Administrative Agent, Collateral Agent or the Required Lenders, the Required Lenders or (B) in all other instances, Administrative Agent, Collateral Agent and the Required Lenders or (ii) in the case of any other Loan Document (other than the Letter Agreement, which may be amended by the parties thereto), Administrative Agent, with the consent of the Required Lenders (and, with respect to the Security Documents and any Guaranty Agreement, the Collateral Agent). Any update by Borrower of Schedule 6.3, 6.11(b), 6.11(d), 6.21, 6.30 or 6.31, or any update to any other Schedule to this Agreement or any other Loan Document as Administrative Agent may request, shall be effective to replace the then-current schedule without any requirement of consent by any Lender or either Agent except to the extent expressly provided herein.
(b)    Affected Lenders’ Consent. Without the written consent of each Lender that would be affected adversely thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)    extend the scheduled final maturity of any Loan or Note of such Lender;
(ii)    waive, reduce or postpone any scheduled repayment due such Lender;
(iii)    reduce the rate of interest on any Loan of such Lender (other than any amendment to the definition of “Default Interest Rate,” which change may be effected by consent of the Required Lenders, and any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.6) or any fee payable hereunder;
(iv)    extend the time for payment of any such interest or fees to such Lender;
(v)    amend, modify, terminate or waive any provision of this Section 12.12(b) or Section 12.12(c);
(vi)    amend the definition of “Required Lenders” or “Pro Rata Share”;
(vii)    amend Section 2.8 in a manner that would alter the pro rata sharing of payments required thereby or amend or Section 10.3 (or any of the defined terms in such Section if the result would be to alter the priority of payments in respects of Collateral proceeds);
(viii)    release all or substantially all of the Collateral or any of the Credit Parties or Guarantors from the Pledge and Security Agreement or Guaranty Agreement except as expressly provided in the Loan Documents; or
(ix)    consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Loan Document.
(c)    Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Credit Party therefrom, shall:
(i)    increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in the Commitment of any Lender; or
(ii)    amend, modify, terminate or waive any provision of Article 11 as the same applies to either Agent, or any other provision hereof as the same applies to the rights or obligations of either Agent, in each case without the consent of such Agent.
(d)    Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of the Required Lenders or all the Lenders, as applicable, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.12 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

Section 12.13    GOVERNING LAW; VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
(b)    CONSENT TO JURISDICTION AND VENUE. SUBJECT TO CLAUSE (V) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (V) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PERSON PURSUANT TO THE NOTICE PROVISIONS HEREOF; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PERSON IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (V) AGREES THAT EACH AGENT RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY LOAN DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.
(c)    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT

IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 12.13(C) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
Section 12.14    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when it shall have been executed by the Lenders, Administrative Agent, Collateral Agent and Borrower and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of all of such parties. Delivery of an executed counterpart of a signature page of this Agreement by email (“pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 12.15    Severability. Any provision of this Agreement or any other Loan Document held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal. Furthermore, in lieu of such invalid or unenforceable provision there shall be added as a part of this Agreement or the other Loan Documents a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
Section 12.16    Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
Section 12.17    Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
Section 12.18    Construction. Borrower, each Lender and each Agent acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower, each Agent and each other Person party thereto.
Section 12.19    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.
Section 12.20    Usury Savings Clause. Notwithstanding any other provision herein, any interest charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Law shall not exceed the Maximum Rate. If any rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Maximum Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Maximum Rate until the total amount of interest due hereunder equals the amount that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are discharged in full in accordance with this Agreement, the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by Law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Maximum Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Administrative Agent, the Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Maximum Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at Administrative Agent’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.
Section 12.21    PATRIOT Act. Administrative Agent hereby notifies each Credit Party and Parent Guarantor that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party and Parent Guarantor (and in certain circumstance the beneficial owners thereof), which information includes the name and address of each Credit Party and Parent Guarantor (and beneficial owner) and other information that will allow Administrative Agent to identify each Credit Party and Parent Guarantor (and beneficial owner) in accordance with the PATRIOT Act.
Section 12.22    Confidentiality. Each Agent and each Lender agrees to maintain the confidentiality of the Confidential Information (as defined below) in accordance with such party’s customary procedures for handling confidential information of such nature, except that Confidential Information may be disclosed: (i) to its Affiliates and to its and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents (collectively, “Representatives”) who need to know such information and on a confidential basis (and to other Persons authorized by it to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section), (ii) as reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Credit Parties and their obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section or other provisions at least as restrictive as this Section), (iii) to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Confidential Information received by it from such party, (iv) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) to Administrative Agent, Collateral Agent and the other Secured Parties, including disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document, (vi) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable Law or compulsory legal process (in which case such Person agrees to inform Borrower promptly thereof to the extent not prohibited by Law and any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such order, proceeding, Law or legal process); (vii) for purposes of reporting to pricing indices or satisfying reporting requirements under applicable Law; and (viii) upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates. For purposes of this Agreement, “Confidential Information” means all information received from one party relating to such party, its Subsidiaries or its Affiliates or its businesses; provided, that Confidential Information does not include any information that (a) was known to the receiving party prior to the date of its disclosure pursuant to or in connection with the negotiation and preparation of this Agreement and to which there is no existing obligation of confidentiality, (b) is or becomes generally available to the public other than through the act or omission of the receiving party or its Affiliates or Representatives, (c) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or its Representatives; provided, that such source is not known by the receiving party to be bound by a confidentiality agreement with the disclosing party or its Representatives or otherwise prohibited from transmitting such Confidential Information to the receiving party or the receiving party’s Representatives by a contractual, legal or fiduciary obligation, or (d) is independently developed by the receiving party or any of its Affiliates without the use of or reliance upon the Confidential Information.
Section 12.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
Section 12.24    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable

Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
Section 12.25    ORIGINAL ISSUE DISCOUNT LEGEND. THE LOANS HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE LOANS MAY BE OBTAINED BY WRITING TO ADMINISTRATIVE AGENT AT ITS ADDRESS SPECIFIED IN APPENDIX B.
Section 12.26    Collateral and Guaranty Releases.
(a)The Lenders and, by the acceptance of the benefits of the Collateral, the Lender Hedge Counterparties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released, subject to the terms of the Intercreditor Agreement, (i) in full, as set forth in clause (c) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such Disposition is made in compliance with the terms of this Agreement as in effect on the date hereof, without giving effect to any amendments, restatements, amendments and restatements, supplements, modifications, waivers, consents, forbearance, refinancing, renewal, or extension except to the extent such amendment, restatement, amendment and restatement, supplement, modification, waiver, consent, forbearance, refinancing, renewal or extension has been approved or consented to in advance by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 12.12) and the Required Swap Counterparties (as defined in the Intercreditor Agreement) (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved or authorized in advance in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 12.12) and the Required Swap Counterparties (as defined in the Intercreditor Agreement), (v) to the extent the property constituting such Collateral is owned by any Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its obligations under the Credit Party Guaranty Agreement in accordance with the terms of this Agreement as in effect on the date hereof, without giving effect to any amendments, restatements, amendments and restatements, supplements, modifications, waivers, consents, forbearance, refinancing, renewal, or extension except to the extent such amendment, restatement, amendment and restatement, supplement, modification, waiver, consent, forbearance, refinancing, renewal or extension has been approved or consented to in advance by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 12.12) and the Required Swap Counterparties (as defined in the Intercreditor Agreement) and (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents and the Intercreditor Agreement. Any such release shall not in any manner discharge, affect or impair any of the Secured Obligations or any Liens upon (other than those being released) or obligations of the Credit Parties in respect of (other than those being released) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of this Section 12.26. The Lenders and, by the acceptance of the benefits of the Collateral, the Lender Hedge Counterparties hereby authorize the Collateral Agent to execute and deliver any instruments, documents and agreements necessary or desirable to evidence and confirm the release of any Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender or Lender Hedge Counterparty. In connection with any release hereunder, the

Collateral Agent shall promptly (and the Lenders hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Borrower and at Borrower’s expense in connection with the release of any Liens created by any Loan Document.

(b)The Lenders and, by the acceptance of the benefits of the Guaranty Agreements, the Lender Hedge Counterparties hereby irrevocably agree that any Subsidiary Guarantor shall be released from its obligations under the Credit Party Guaranty Agreement if all of the Equity Interests of such Subsidiary Guarantor are Disposed of (other than to another Credit Party) in a transaction permitted by Section 8.9 and any Guarantor shall be released from its obligations under the applicable Guaranty Agreement with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 12.12) and the Required Swap Counterparties (as defined in the Intercreditor Agreement) have consented.

(c)Notwithstanding anything to the contrary contained herein or any other Loan Document, when the Termination Date has occurred, upon request of Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document. After the Termination Date, the Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d)Each Lender Hedge Counterparty shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges set forth under this Section 12.26 and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges directly, without the consent or joinder of any other Person, against any or all of the Credit Parties, the Administrative Agent, the Collateral Agent or the Lenders, and none of such rights, benefits or privileges shall be amended, restated, amended and restated, supplemented, waived or otherwise modified without the prior written consent of each Lender Hedge Counterparty.

Section 12.27    NOTICE OF FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

EXECUTED to be effective as of the date first written above.

BORROWER:

TELLURIAN PRODUCTION HOLDINGS LLC, a Delaware limited liability company
By: /s/ Graham McArthur
Name: Graham McArthur
Title: Treasurer

ADMINISTRATIVE AGENT:

GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent

By: /s/ Ed Emerson
Name: Ed Emerson
Title: Vice President

COLLATERAL AGENT:

J. ARON & COMPANY LLC, as Collateral Agent

By: /s/ Simon Collier
Name: Simon Collier
Title: Managing Director

LENDERS:

J. ARON & COMPANY LLC, as a Lender

By: /s/ Simon Collier
Name: Simon Collier
Title: Managing Director

Signature Page to Credit Agreement